UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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C.H. Robinson Worldwide, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

This Amendment No. 1 to the Schedule 14A filed March 19, 2012 is filed for the sole purpose of including Exhibit A to the proxy statement, which was inadvertently omitted from the prior filing.

14701 Charlson Road

Eden Prairie, Minnesota 55347

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 10, 2012

TO OUR SHAREHOLDERS:

C.H. Robinson Worldwide, Inc.’s Annual Shareholders’ Meeting will be held on Thursday, May 10, 2012, at 1:00 p.m., Central Daylight Time. The meeting will be conducted at our office located at 14800 Charlson Road, Eden Prairie, Minnesota. The purposes of the meeting are:

1.	To elect three directors to serve for three-year terms;

2.	To approve, on an advisory basis, the compensation of our named executive officers;

3.	To amend and restate the company’s Certificate of Incorporation to eliminate the classification of the Board of Directors;

4.	To ratify the selection of Deloitte & Touche LLP as the company’s independent auditors for the fiscal year ending December 31, 2012;

5.	To conduct any other business that properly comes before the meeting.

Our Board of Directors has selected March 13, 2012, as our record date. Shareholders who own shares of our Common Stock on the record date are entitled to be notified of, and to vote at, our Annual Meeting.

We use the internet to distribute proxy materials to our shareholders. We believe it is an efficient and cost-effective way to provide the material, and it reduces the environmental impact of our annual meeting. The Notice of Internet Availability of Proxy Materials for the Shareholder Meeting, the Proxy Statement, and the Annual Report are available at www.proxyvote.com.

By March 30 , 2012, we will have completed mailing to our shareholders the Notice of Internet Availability of Proxy Materials. The notice has instructions on how to access our 2012 Proxy Statement and Annual Report and vote online. Shareholders who have requested hard copies will receive the Proxy Statement and Annual Report by mail.

Your vote is important. Please vote as soon as possible by using the internet or by telephone. If you receive a paper copy of the proxy card by mail, please sign and return the enclosed proxy card.

By Order of the Board of Directors

Ben G. Campbell Vice President, General Counsel, and Secretary

March 30 , 2012

C.H. ROBINSON WORLDWIDE, INC.

14701 Charlson Road

Eden Prairie, Minnesota 55347

PROXY STATEMENT

FOR THE

2012 ANNUAL MEETING OF SHAREHOLDERS

May 10, 2012

This Proxy Statement is soliciting your proxy for use at the 2012 C.H. Robinson Annual Meeting of Shareholders. A proxy enables you to vote your shares of Common Stock. Our Annual Meeting will be held at 1:00 p.m. Central Daylight Time on Thursday, May 10, 2012, at our office located at 14800 Charlson Road in Eden Prairie, Minnesota. The proxy can also be used at any adjournment of the Annual Meeting. If you need special assistance at the Annual Meeting because of a disability, you may contact Ben G. Campbell, our Vice President, General Counsel, and Secretary, by telephone at (952) 937-7829, by e-mail at ben.campbell@chrobinson.com, or by writing to him at 14701 Charlson Road, Eden Prairie, MN 55347.

This proxy is requested by the Board of Directors of C.H. Robinson Worldwide, Inc. (“the company,” “we,” “us,” “C.H. Robinson”) for the following purposes:

1.	To elect three directors to serve for three-year terms;

2.	To approve, on an advisory basis, the compensation of named executive officers;

3.	To amend and restate the company’s Certificate of Incorporation to eliminate the classification of the Board of Directors;

4.	To ratify the selection of Deloitte & Touche LLP as the company’s independent auditors for the fiscal year ending December 31, 2012; and

5.	To conduct any other business that properly comes before the meeting.

We provide our shareholders with the opportunity to access the 2012 Annual Meeting proxy materials over the internet. A Notice of Internet Availability of Proxy Materials is being mailed to all of our shareholders, except those who have previously provided instructions to receive paper copies of our proxy materials. The notice contains instructions on how to access and review our proxy materials on the internet and how to vote your shares. The notice will also tell you how to request our proxy materials in printed form or by e-mail, at no charge, if that is your preference. The notice contains a 12-digit control number that you will need to vote your shares. Please keep the notice for your reference until after our Annual Meeting.

We will have completed mailing the Notice of Internet Availability of Proxy Materials to our shareholders March 30, 2012.

General Information

Who is entitled to vote?

Holders of record of C.H. Robinson Worldwide, Inc. Common Stock, par value $0.10 per share, at the close of business on March 13, 2012, are entitled to vote at our Annual Meeting. March 13, 2012 is referred to as the record date. As of the record date, 163,023,663 shares of Common Stock were outstanding. Each share is entitled to one vote. There is no cumulative voting.

Shares are counted as present at the Annual Meeting if either the shareholder is present and votes in person at the Annual Meeting, or has properly submitted a proxy by mail, by telephone or by internet. In order to achieve a quorum and conduct business at the Annual Meeting, a majority of our issued and outstanding Common Stock as of March 13, 2012 must be present and entitled to vote. If a quorum is not represented at the Annual Meeting, the shareholders and proxies entitled to vote will have the power to adjourn the Annual Meeting until a quorum is represented.

How can I vote?

If you submit your vote before the Annual Meeting using any of the following methods, your shares of Stock will be voted as you have instructed:

•

By Internet: You can vote your shares by the internet, at www.proxyvote.com. You may access this website 24 hours a day, and voting is available through 11:59 pm Eastern Daylight Time on Wednesday, May 9, 2012. You will need the 12-digit control number that was included in the notice of proxy materials that was mailed to you. The internet voting website has easy to follow instructions and allows you to confirm that the system has properly recorded your votes. If you hold shares in street name, please follow the internet voting instruction in the notice you received from your bank, broker, trustee, or other record holder.

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By Telephone: You can vote your shares by telephone. In order to vote your shares by telephone, please go to www.proxyvote.com and log in using the 12-digit control number provided on your notice of proxy materials. At that site, you will be provided with a telephone number for voting. Alternatively, if you request paper copies of the proxy materials, your proxy card, or voting instruction form will have a toll-free telephone number that you may use to vote your shares. Telephone voting is available through 11:59 pm Eastern Daylight Time on Wednesday, May 9, 2012. When you vote by telephone, you will be required to enter your 12-digit control number, so please have it available when you call. As with internet voting, you will be able to confirm that the system has properly recorded your votes.

•

By Mail: If you choose to receive paper copies of the proxy materials by mail and you are a holder of record, you can vote by marking, dating, and signing your proxy card and returning it by mail in the postage-paid envelope provided to you. If you choose to receive paper copies of the proxy materials by mail, and you hold your shares in street name, you can vote by completing and mailing the voting instruction form provided by your bank, broker, trustee, or holder of record.

Your vote is important, and we encourage you to vote promptly. Internet and telephone voting are available through 11:59 pm Eastern Daylight Time on Wednesday, May 9, 2012, for all shares entitled to vote. If you are a beneficial shareholder (you hold your shares through a nominee, such as a broker), your nominee can advise you whether you will be able to submit voting instructions by telephone or via the internet. Submitting your proxy will not affect your right to vote in person, if you decide to attend the Annual Meeting.

What happens if I return my proxy without voting instructions, or withhold or abstain on a proposal?

If you do not return voting instructions with your proxy, your proxy will be voted:

•	FOR the election of the nominees for director named in this Proxy Statement;

•	FOR approval of the compensation of named executive officers;

•	FOR the recommendation to amend and restate the company’s Certificate of Incorporation to eliminate the classification of the Board of Directors;

•

FOR the ratification of Deloitte & Touche LLP, the member firm of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

Generally, a shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote) is not deemed to be present for the purpose of determining whether a nominee is elected or a proposal has been approved. Brokers cannot vote on their customers’ behalf on “non-routine” proposals without receiving voting instructions from a customer.

What is the effect of an abstention or broker non-vote on each proposal?

With regard to the election of directors, the proposal to amend and restate our certificate of incorporation, and the ratification of Deloitte & Touche:

•

If you abstain from voting on a nominee or a proposal, your shares will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the shares present and entitled to vote on these proposals and, accordingly, will have the effect of a vote against the nominee or proposal.

•

If you do not vote (including a broker non-vote) on a nominee or a proposal, your shares will not be deemed present for the purposes of determining whether a nominee is elected or a proposal is approved; such a failure to vote (including broker non-vote) will have the effect of a vote against the proposal to amend and restate our certificate of incorporation because a vote of 66.66 percent of the outstanding shares of the Common Stock is required to amend the certificate of incorporation.

With regard to the advisory proposals on the compensation of our named executive officers:

•	If you abstain or do not vote (including a broker non-vote) on this proposal, your vote or failure to vote will not have any impact on the outcome of this proposal.

What is the required vote on each matter?

Pursuant to our bylaws, each of the proposals in this Proxy Statement (other than the advisory votes on the compensation of our named executive officers) requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the meetings and entitled to vote, provided that a quorum is present at the meeting. Regarding the advisory vote on the compensation of our named executive officers, we will consider shareholders to have approved this proposal if the number of votes cast FOR the proposal exceed the number of votes cast AGAINST the proposal.

How do I revoke my proxy?

You may revoke your proxy and change your vote at any time before the voting closes at the Annual Meeting. You may do this by submitting a properly executed proxy with a later date, or by delivering a written revocation, to the Secretary’s attention at the company’s address listed above, or in person at the Annual Meeting.

Shareholder Proposals and Other Matters

As of the date of this Proxy Statement, neither the company nor the Board of Directors knows of any other business that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy card will have discretionary authority to vote on such matters and will vote according to their best judgment.

PROPOSAL ONE: ELECTION OF DIRECTORS

The C.H. Robinson Board of Directors is currently divided into three classes. Shareholders elect the members of each class to serve three-year terms with the term of office of each class ending in successive years. David W. MacLennan, James B. Stake, and John P. Wiehoff are directors in the class whose term expires at the 2012 Annual Meeting. On the recommendation of our Governance Committee, the Board of Directors has nominated Messrs. MacLennan, Stake, and Wiehoff for election to the Board of Directors at the Annual Meeting for terms of three years. Each has indicated a willingness to serve.

The other directors will continue in office for their existing terms. ReBecca Koenig Roloff, Michael W. Wickham, and Scott P. Anderson serve in the class of Directors whose term expires in 2013. Robert Ezrilov, Wayne M. Fortun, and Brian P. Short serve in the class whose term expires in 2014.

John P. Wiehoff and Ben G. Campbell will vote the proxies received by them for the election of Messrs. MacLennan, Stake, and Wiehoff, unless otherwise directed. If any nominee becomes unavailable for election at the Annual Meeting, John P. Wiehoff and Ben G. Campbell may vote for a substitute nominee at their discretion as recommended by the Board of Directors.

The Board of Directors has determined that all of the directors, except for John P. Wiehoff, are independent under the current standards for “independence” established by the NASDAQ Global Market, on which C.H. Robinson’s stock is listed. In connection with its evaluation of director independence, the Board of Directors considered two relationships of Mr. Short. Together with a number of his family members, Mr. Short holds a controlling interest in Admiral Merchants Motor Freight, Inc. (“AMMF”), which purchases services from our subsidiary, T-Chek Systems, Inc. In 2011, AMMF also provided services to C.H. Robinson as a contracted motor carrier. In addition, we receive legal services from Dorsey & Whitney LLP, of which Marianne D. Short, the sister of Mr. Short, is the managing partner. The Board considered these relationships and their significance in determining that Mr. Short is independent. Information concerning the incumbent directors is below.

Director Biographies and Qualifications

David W. MacLennan (Nominee with term proposed to expire in 2015)

David W. MacLennan, 52 years old, joined C.H. Robinson as a director in 2010. Mr. MacLennan is president, chief operating officer, and a member of the Board of Directors of Cargill Incorporated, a privately held company and world leading producer and marketer of food, agricultural, financial, and industrial products and services. He joined Cargill in 1991 and has held various management positions within Cargill, both in the US and abroad, including within the financial and risk management, energy and animal protein businesses. Prior to joining Cargill, Mr. MacLennan worked in the financial services sector in Chicago and for U.S. Bancorp Piper Jaffray in Minneapolis. In addition to the C.H. Robinson and Cargill boards, Mr. MacLennan also serves on the Board of Directors of Admission Possible (a St. Paul-based non-profit organization). He holds a bachelor’s degree in English from Amherst College and an M.B.A. in finance from the University of Chicago.

Through his service as Cargill’s president and chief operating officer, Mr. MacLennan has developed significant leadership and strategic planning skills, as well as a demonstrated ability to understand and apply complex accounting principles. Mr. MacLennan’s experience as a member of Cargill’s board of directors provides him with valuable perspective on the role of a large company board of directors. Mr. MacLennan’s foreign leadership positions with Cargill enable him to analyze and evaluate the company’s international operations.

James B. Stake (Nominee with term proposed to expire in 2015)

James B. Stake, 59 years old, joined C.H. Robinson as a director in 2009. Mr. Stake retired from 3M Company in 2008, serving most recently as executive vice president of 3M’s Enterprise Services. He served in a variety of leadership positions at 3M Company, leading global health care, industrial, and commercial businesses ranging in size from $100 million to over $3 billion. During his career he served over 12 years of foreign assignments in Europe and South America. In addition to his career at 3M, Mr. Stake serves as a board member for Otter Tail Corporation (NASDAQ: OTTR), as a board member and chairman of the finance committee for Twin Cities Public Television, as a board member for Ativa Medical Corp., and as an adjunct professor at the University of Minnesota’s Carlson School of Management. Mr. Stake holds a Bachelor of Science from Purdue University and a Master of Business Administration from the Wharton School at the University of Pennsylvania.

Throughout his career at 3M, Mr. Stake gained extensive public company senior management experience at a large company that operates worldwide. In particular, Mr. Stake’s foreign leadership positions and his position with Enterprise Services, a shared services organization, provide valuable perspective to the company’s international operations and its information technology systems. Mr. Stake also has prior public company board experience with Otter Tail. Mr. Stake meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission.

John P. Wiehoff (Nominee with term proposed to expire in 2015)

John P. Wiehoff, 50 years old, has been chief executive officer of C.H. Robinson since May 2002, president of the company since December 1999, a director since 2001, and became the chairman in January 2007. Previous positions with the company include senior vice president from October 1998, chief financial officer from July 1998 to December 1999, treasurer from August 1997 to June 1998, and corporate controller from 1992 to June 1998. Prior to that, Mr. Wiehoff was employed by Arthur Andersen LLP. Mr. Wiehoff also serves on the Board of Directors of Polaris Industries Inc. (NYSE: PII) and Donaldson Company, Inc., (NYSE: DCI). He holds a Bachelor of Science degree from St. John’s University.

Mr. Wiehoff has more than 19 years with the company, including as its chief financial officer and as chief executive officer since 2002. He has deep and direct knowledge of the company’s business and operations. He also has significant public company board experience with Polaris and Donaldson.

ReBecca Koenig Roloff (Director with term expiring in 2013)	ReBecca Koenig Roloff, 58 years old, has been a director of the company since 2004. She has been the chief executive officer of the Minneapolis YWCA since May 2005. Prior to that, she was a senior vice president at American Express Financial Advisors, where she had been since 1988, serving as an executive in several field management and operations roles. Prior to joining American Express Financial Advisors, Ms. Roloff worked for The Pillsbury Company in a variety of supply chain management, marketing, and business management positions, including serving as vice president and business manager of Green Giant Fresh Vegetables. She started her career at Cargill, Inc. Ms. Roloff holds a Master of Business Administration with distinction from Harvard Business School and a Bachelor of Arts from St. Catherine University in St. Paul, Minnesota. She has chaired several community Board of Trustees including The Blake School in Hopkins, Minnesota, St. Catherine University, and The Children’s Theatre Company. She currently serves on the Board of Directors for Allina Hospitals and Clinics and is president of the Minnesota Women’s Economic Roundtable, and president elect of the International Women’s Forum, Minnesota.

Ms. Roloff’s leadership positions at The Pillsbury Company, American Express Financial Advisors, and the Minneapolis YWCA provide her with extensive management and strategic planning skills. In addition, her work at The Pillsbury Company has provided her with insight into the produce sourcing business in which we engage.

Michael W. Wickham (Director with term expiring in 2013)

Michael W. Wickham, 65 years old, has been a director of the company since 2004. He retired as chairman of the Board of Roadway Corporation in December, 2003, where he was chairman and chief executive officer from 1996 to 2003. Prior to that, he was the president of Roadway Express, where he held a variety of management positions during his 35-year career with the company. Mr. Wickham founded and was chairman of the Board of the Motor Freight Carriers Association. He also founded and chaired American Transportation Research Institute, and is a director of Republic Services (NYSE: RSG) and Douglas Dynamics, Inc. (NYSE: PLOW). He has served on the Board of Directors of Children’s Hospital in Akron, Ohio and on its Foundation Board.

Through his leadership roles at Roadway Corporation, Mr. Wickham has management and operations experience in the transportation and logistics industry in which C.H. Robinson operates. His significant and long-standing involvement in transportation-related associations provides him with industry insight. His service as a director of Roadway and of Republic, and as chairman of Roadway, has provided him with significant public company board experience.

Scott P. Anderson (Director with term expiring 2013)

Mr. Scott P. Anderson, 45 years old, is president, chief executive officer, and director of Patterson Companies, Inc. (“Patterson”). He was elected the president and chief executive officer of Patterson in April 2010. Mr. Anderson has worked with Patterson since 1993. Prior to June 2006 when he became president of Patterson Dental Supply, Inc., Mr. Anderson held senior management positions in the dental unit, including vice president, sales, and vice president, marketing. Mr. Anderson started his career as a territory sales representative in the dental business before becoming national equipment manager, manager of the San Francisco branch and manager of the Minnesota branch, two of Patterson’s largest dental branch offices, Mr. Anderson became one of the company’s directors in June 2010. Mr. Anderson is also currently the chairman elect of the Dental Trade Alliance. Mr. Anderson earned his MBA from Northwestern University, Kellogg School of Management and his bachelor’s degree from Gustavus Adolpus College.

Mr. Anderson has significant public company senior management and executive experience through his service in several senior leadership positions at Patterson. He also has prior public company board experience, having served as a member of Patterson’s board of directors since 2010. Mr. Anderson also brings substantial sales and marketing expertise to the Company, having served as Patterson’s vice president, sales and vice president, marketing.

Robert Ezrilov (Director with term expiring in 2014)

Robert Ezrilov, 67 years old, has been a director of the company since 1995. Currently, Mr. Ezrilov is an employee of Cogel Management Company (an investment management company). From July 1997 to April 2001, he was president of Metacom, Inc. From April 1995 to July 1997, Mr. Ezrilov was self-employed as a business consultant. Prior to that, he was a partner with Arthur Andersen LLP, which he joined in 1966 after obtaining a BSB degree at the University of Minnesota. He serves as an advisory board member to Holiday Companies.

With 17 years of service on the company’s board, Mr. Ezrilov is our longest serving director and has developed a deep knowledge of our business. He also has significant management experience as a former chief executive officer and, by training through his years of service with Arthur Andersen, LLP, he has extensive accounting experience and insight. Mr. Ezrilov meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission. Mr. Ezrilov also has public company experience from his service as a director of Christopher & Banks.

Wayne M. Fortun (Director with term expiring in 2014)

Wayne M. Fortun, 63 years old, has been a director of C.H. Robinson since 2001. He is president and chief executive officer of Hutchinson Technology Inc. (NASDAQ: HTCH), a global technology manufacturer. Mr. Fortun joined Hutchinson Technology Inc. in 1975 and until 1983 he held various positions in engineering, marketing, and operations. In 1983, he was elected director, president, and chief operating officer of Hutchinson Technology Inc., and in May 1996, he was appointed its chief executive officer and on its Board of Directors. Mr. Fortun also serves on the Board of Directors of G&K Services, Inc. (NYSE: GKSR).

Through Mr. Fortun’s long tenure with Hutchinson, including as chief executive officer and member of the board, he possesses significant leadership and strategic planning skills. Because of Hutchinson’s worldwide footprint, Mr. Fortun has broad international business experience relevant to the company’s operations. He also has public company board experience through his membership on the boards of Hutchinson and G&K.

Brian P. Short (Director with term expiring in 2014)

Brian P. Short, 62 years old, has been a director of the company since 2002. He is chief executive officer of Leamington Co., a holding company with interests in transportation, community banking, agricultural production, and real estate. Leamington operates Admiral Merchants Motor Freight, Inc., St. Paul Flight Center, Inc., First Farmers & Merchants Banks, and Benson Parking Services, Inc. Mr. Short also serves as a legal mediator and previously served as a United States Magistrate. His community service has included service on the Board of Directors of Catholic Charities, St. Joseph’s Home for Children, Saint Thomas Academy, University of St. Thomas School of Law, and William Mitchell College of Law. Mr. Short has an undergraduate degree in economics from the University of Notre Dame and is also a graduate of its law school.

Mr. Short has significant executive experience and, in particular, has experience in the trucking industry through his leadership position at Admiral Merchants Motor Freight, a trucking and transportation services company. In addition, with Mr. Short’s legal background and experience, he provides extremely helpful insight into the company’s enterprise risk management areas. Mr. Short meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission.

BOARD VOTING RECOMMENDATION

The Board of Directors recommends a vote FOR the election of David W. MacLennan, James B. Stake, and John P. Wiehoff as directors of C.H. Robinson Worldwide, Inc.

BOARD OF DIRECTORS GOVERNANCE MATTERS

The Board of Directors has a policy that all directors nominated for election at the Annual Meeting are expected to attend the Annual Meeting, and all other directors are encouraged to attend.

During 2011, the Board of Directors held four meetings. Each director holding office during the year attended at least 75 percent of the aggregate of the meetings of the Board of Directors (held during the period for which he or she had been a director) and the meetings of the Committees of the Board on which he or she served (held during the period for which he or she served).

Our Board of Directors has three committees: the Audit Committee, the Compensation Committee, and the Governance Committee. Currently, members and chairs of these committees are:

Independent Directors	Audit	Compensation	Governance
Robert Ezrilov	Chair	x	x
Wayne Fortun		Chair
David MacLennan			Chair
ReBecca Roloff	x	x
Brian Short	x		x
James Stake	x	x
Michael Wickham			x
Scott Anderson		x	x

Scott P. Anderson was appointed to the Board of Directors effective January 18, 2012 and his appointment to the Compensation and Governance Committees was effective February 9, 2012. Mr. Anderson was identified as a director candidate by a national director search firm retained by the Governance Committee, and his appointment was recommended to the Board of Directors by the Governance Committee.

Board Leadership Structure

Our Board of Directors is led by John P. Wiehoff, who has been our president since 1999 and our chief executive officer since 2002. Mr. Wiehoff joined the Board of Directors in 2001 and was appointed Chairman of the Board in 2007.

As stated in our Corporate Governance Guidelines, the Board believes it is beneficial to have flexibility in allocating the responsibilities of the offices of Chairman and of Chief Executive Officer in the manner the Board determines to be in the best interests of the company. When the Board appointed Mr. Wiehoff as Chairman, the Board considered numerous factors, including the benefits to the decision-making process with a leader who fills both offices, the significant operating experience and qualifications of Mr. Wiehoff, the importance of in-depth C.H. Robinson knowledge to being able to optimize board leadership, the size and complexity of our business, and the significant business experience and tenure of our other directors.

The Board does not have a “lead director.” However, under our Corporate Governance Guidelines, the Chair of the Governance Committee is expected to preside at the executive sessions of the independent directors, coordinate and develop the agenda for those executive sessions, act as a liaison between the independent directors and management, and handle responses to stockholder inquiries that are directed to the independent directors. Mr. MacLennan is the current Chair of the Governance Committee.

Our Corporate Governance Guidelines provide that the Chairman, in consultation with other Board members, sets the agenda for regular meetings of the Board, and the chair of each committee sets the agendas for the meetings of the applicable committee. Directors and committee members are encouraged to suggest agenda items and may raise other matters at meetings.

We believe that our leadership structure supports the Board’s risk oversight function. While Mr. Wiehoff serves as Chairman and Chief Executive Officer, strong independent directors with significant tenure on the Board chair the Committees most directly involved in the risk oversight function, there is open communication between management and the Board, and all Directors are involved in the risk oversight function.

Risk Oversight

The Board is actively involved in the oversight of risks that could affect the company. This oversight is conducted primarily through the Audit Committee. The Audit Committee Charter establishes that one of the responsibilities of the Audit Committee is to review the risk management of the company on an annual basis. To assist it in this oversight function, the chief risk officer of the company presents a risk management update at each of the quarterly Audit Committee meetings. In addition, management and the internal audit group conduct an annual risk assessment of the company which includes interviews of various key personnel within the company and members of the audit committee. The results of the annual risk assessment are presented to the Audit Committee. The Audit Committee provides periodic risk assessment updates to the Board and solicits input from the Board regarding the company’s risk management practices. In addition, the Compensation Committee periodically reviews the company’s compensation programs to ensure that they do not encourage excessive risk-taking. Additional review or reports on enterprise risks are conducted as needed by the Board or the Committees.

The Audit Committee

All of our Audit Committee members are “independent” under applicable NASDAQ listing standards and Securities and Exchange Commission rules and regulations. Our Board of Directors has determined that three members of the Audit Committee, Messrs. Ezrilov, Short, and Stake, meet the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission. The Audit Committee assists the Board of Directors in fulfilling their oversight responsibilities relating to the quality and integrity of the financial reports of the company. The Audit Committee has the sole authority to appoint, review and discharge our independent auditors, and has established procedures for the receipt, retention, and response to complaints regarding accounting, internal controls, or audit matters. In addition, among other responsibilities in the Audit Committee Charter, the Audit Committee is responsible for:

(1)	Reviewing the scope, results, timing, and costs of the audit with the company’s independent auditors and reviewing the results of the annual audit examination and any accompanying management letters;

(2)	Assessing the independence of the outside auditors on an annual basis, including receipt and review of a written report from the independent auditors regarding their independence consistent with Rule 3526 of the Public Accounting Oversight Board;

(3)	Reviewing and approving in advance the services provided by the independent auditors;

(4)	Overseeing the internal audit function;

(5)	Reviewing the company’s significant accounting policies, financial results and earnings releases, and the adequacy of our internal controls and procedures; and

(6)	Reviewing the risk management status of the company.

The Audit Committee held four meetings during 2011. The Audit Committee has engaged Deloitte & Touche LLP as independent auditors for fiscal year 2012 and is recommending that the company’s shareholders ratify this appointment at the Annual Meeting. The report of the Audit Committee is found on page 36 of this Proxy Statement.

The Compensation Committee

All of our Compensation Committee members are “independent” under applicable NASDAQ listing standards, and Internal Revenue Service and Securities and Exchange Commission rules and regulations. The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to executive compensation, employee compensation and benefits programs and plans, and leadership development. In addition, among other responsibilities in the Compensation Committee Charter, the Compensation Committee is responsible for:

(1)	Reviewing corporate performance and the performance of the chief executive officer;

(2)	Determining the compensation and benefits for the chief executive officer, chief financial officer, and other named executive officers of the company;

(3)	Reviewing and approving the company’s compensation policies and practice; and

(4)	Ensuring appropriate design and administration of the company’s incentive compensation, benefit, and stock plans.

The Compensation Committee held four meetings during 2011. See “2011 Compensation Discussion and Analysis—III. Compensation Process” for a discussion of the role played by our chief executive officer in compensation decisions. The Compensation Committee report on executive compensation is found on page 32 of this Proxy Statement.

The Governance Committee

All members of our Governance Committee are “independent” under applicable NASDAQ listing standards. The Governance Committee serves in an advisory capacity to the Board of Directors on matters of organization and the conduct of Board activities. Among other responsibilities in the Governance Committee Charter, the Governance Committee is responsible for:

(1)	Periodically reviewing and making recommendations to the Board as to the size and composition of the Board, and criteria for director nominees;

(2)	Identifying and recommending candidates for service on the Board of Directors;

(3)	Revising and recommending to the Board as to the company’s Corporate Governance Guidelines;

(4)	Leading the Board of Directors in its annual review of the performance of the Board and the Board Committees;

(5)	Recommending directors for Board Committees;

(6)	Making recommendations to the Board on whether each director is independent under all applicable requirements; and

(7)	Periodically reviewing the company’s corporate compliance program with the company’s general counsel to recommend any appropriate changes to the Board.

The Governance Committee considers Board of Director nominees recommended by shareholders. The process for receiving and evaluating these nominations from shareholders is described below under the caption “Nominations.”

The Governance Committee held two meetings during 2011.

The charters for each of the Committees of the Board of Directors, our Corporate Governance Guidelines, and our company’s Code of Ethics, which are all a part of our Corporate Compliance Program, are posted under the Corporate Governance section of the Investors page of our website at www.chrobinson.com.

Shareholder Communications with Board

C.H. Robinson shareholders and other interested parties may send written communications to the Board of Directors or to any individual director by mailing it to the C.H. Robinson Worldwide, Inc. Board of Directors, c/o C.H. Robinson Corporate Secretary, 14701 Charlson Road, Eden Prairie, MN 55347. These communications will be compiled by the Secretary and periodically submitted to the Board or individual director.

Nominations

The Governance Committee considers director nominee recommendations from a wide variety of sources, including members of the Board of Directors, business contacts, community leaders, and members of management. The Governance Committee will also consider shareholder recommendations for director nominees. The Governance Committee may also engage search firms to assist in the director recruitment process.

The Governance Committee determines the selection criteria and qualifications of director nominees based upon the needs of the company. The Board of Directors believes that the directors should possess the highest personal and professional ethics and integrity, and be committed to representing the long-term interests of the company’s shareholders. Preferred qualifications also include current or recent experience as a chief executive officer or expertise in a particular business discipline. Directors should be able to provide insights and practical wisdom based on their experience and expertise. While the company does not have a policy regarding the consideration of diversity in identifying director nominees, the company’s Corporate Governance Guidelines provide, and the Governance Committee believes, that creating a board with a diversity of talent, experience, accomplishments, and perspectives is in the best interests of the company and our shareholders. The company is committed to considering candidates for the Board regardless of gender, ethnicity, and national origin. Any search firm retained to assist the Governance Committee in seeking director candidates will be instructed to consider these commitments.

Shareholders who would like to directly nominate a director candidate must give written notice to the company’s Corporate Secretary, either by personal delivery or by United States mail at the following address: 14701 Charlson Road, Eden Prairie, MN 55347. The shareholder’s notice must be received by the Secretary not later than (a) 90 days before the anniversary date of the previous year’s Annual Meeting, or (b) the close of business on the tenth day following the date on which notice of a special meeting of shareholders for election of directors is first given to shareholders. For each proposed nominee, the shareholder’s notice must comply with and include all information that is required to be disclosed under our Bylaws, any applicable Securities and Exchange Commission rules and regulations, and any applicable laws. The written notice must also include a written consent of the proposed nominee, agreeing to stand for election if nominated by the Governance Committee and to serve as a director if elected by the Board of Directors. The shareholder’s notice must also include:

(1)	The name and address of the shareholder making the nomination;

(2)	The number of C.H. Robinson shares entitled to vote at the meeting held by the shareholder;

(3)	A representation that the shareholder is a holder of record of C.H. Robinson stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person named in the notice; and

(4)	A description of all arrangements or understandings between the shareholder and each nominee.

The Governance Committee initially evaluates a prospective nominee based on his or her resume and other background information that has been provided to the Committee. A member of the Committee will contact for further review those candidates whom the Committee believes are qualified, who may fulfill a specific need of the Board of Directors and who would otherwise best make a contribution to the Board of Directors. Based on the information the Governance Committee learns during this process, it determines which nominee(s) to recommend to the Board of Directors to submit for election. The Governance Committee uses the same process for evaluating all nominees, regardless of the source of the nomination.

No candidates for director nominations were submitted to the Governance Committee by any shareholder for the 2012 Annual Meeting. Any shareholder interested in presenting a nomination for consideration by the Governance Committee prior to the 2013 Annual Meeting should do so as early as possible, to provide adequate time to consider the nominee and comply with our Bylaws.

Compensation of Directors

In 2011, each independent director of C.H. Robinson was paid an annual retainer of $80,000 and no meeting fees. The Audit Committee chair received an additional annual retainer of $20,000, and the chairs of the Governance and Compensation Committees each received an additional annual retainer of $10,000. Other members of the Audit Committee received an additional annual retainer of $10,000, and other members of the Governance and Compensation Committees received additional annual retainers of $5,000. Retainers are paid in quarterly installments, at the end of each calendar quarter. Before the retainers are earned, the directors may elect to receive all or a portion of their retainers in cash, stock, or restricted stock units that are immediately vested and are payable to the directors after their service on the Board of Directors has ended.

Directors are required to own a minimum of five times their annual board retainer in company stock no later than five years after joining the Board of Directors. In 2011, the Board of Directors granted each director a fully vested restricted stock unit award valued at $50,000, deliverable after leaving the Board of Directors. C.H. Robinson also reimburses non-employee directors for reasonable expenses incurred in attending Board of Directors meetings and for expenses incurred in obtaining continuing education related to service on our Board of Directors.

Directors who are also employees of C.H. Robinson are not separately compensated for being a member of the Board of Directors.

2011 Director Compensation Table

Name	Total	Fees Earned or Paid in Cash		(1) Stock Awards	Option Awards	Non-Stock Incentive Plan Compensation	All Other Compensation
Robert Ezrilov	$160,000	$110,000		$50,000	$0	$0	$0
Wayne M. Fortun	140,000	90,000		50,000	0	0	0
Brian P. Short	145,000	95,000	(2)	50,000	0	0	0
David W. MacLennan	135,000	85,000	(3)	50,000	0	0	0
James B. Stake	145,000	95,000	(3)	50,000	0	0	0
ReBecca Koenig Roloff	145,000	95,000		50,000	0	0	0
Michael W. Wickham	145,000	95,000	(3)	50,000	0	0	0

(1)	The dollar value in this column was awarded as fully vested restricted stock units of the company. Shares equal to the number of restricted stock units will be distributed to the director after their board membership terminates.
(2)	The director has elected to receive the dollar value of these fees in restricted stock units of the company. Shares equal to the number of restricted stock units will be distributed after termination of board membership.
(3)	The director has elected to receive one half of the dollar value of these fees in restricted stock units of the company. Shares equal to the number of restricted stock units will be distributed after termination of board membership.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Wayne M. Fortun, Robert Ezrilov, ReBecca Koenig Roloff, James B. Stake, and Scott P. Anderson. The Compensation Committee members have no interlocking relationships requiring disclosure under the rules of the Securities and Exchange Commission.

2011 COMPENSATION DISCUSSION AND ANALYSIS

I. Compensation Philosophy

Performance-based compensation and alignment of individual, company, and shareholder goals are integral components of C.H. Robinson’s company culture and management approach. Within our office network, our sales and operations employees and managers are paid in large part based on the profitability of their office. Approximately 3,300 employees, or 40 percent of our total employees, hold equity they received through our Omnibus Stock Plan, which promotes long-term ownership and aligns them with our company-wide performance goals.

C.H. Robinson, with guidance and oversight from our Compensation Committee, has adopted an executive compensation philosophy that is intended to be consistent with our overall compensation approach and to achieve the following basic goals:

(1)	Provide a level of total compensation necessary to attract, retain, and motivate high quality executives;

(2)	Provide incentive compensation aligned with company earnings at various levels;

(3)	Emphasize team and company performance;

(4)	Balance incentive compensation to achieve both short-term and long-term profitability and growth; and

(5)	Encourage executives to make long-term career commitments to C.H. Robinson and our shareholders.

Compensation decisions regarding individual executives are based on factors including individual performance, level of responsibility, unique skills of the executive, and demands of the position. In additional to the foregoing factors, the Compensation Committee also considers the results of the shareholders’ advisory vote on the compensation of named executive officers.

II. Elements of Compensation

Base salary

Annual base salary is designed to compensate our executives for sustained performance as part of a total compensation package necessary to attract, retain, and motivate high quality executives. The base salary is intended to provide a minimum level of fixed compensation. While we strive to provide a fair base salary and benefits, our compensation philosophy allocates a significant portion of compensation to incentive, performance-based compensation.

Base salaries are reviewed annually but are not adjusted frequently. Annual compensation adjustments are more often made through adjustments to incentive compensation, which is variable based on our profitability. The salary column of the Summary Compensation Table below contains the annual base salary earned for 2011 for each of the executive officers named in this proxy. Each named executive officer’s 2011 base salary increased $10,000 to compensate for the elimination of executive perquisites.

Non-Equity Incentive Plan Compensation (“incentive compensation”)

C.H. Robinson incentive compensation is designed to reward our executives for maintaining and growing C.H. Robinson’s earnings. Our annual incentive compensation rewards executives in cash for corporate performance and aligns their interests with those of our shareholders. We reward executives based on our pre-tax earnings. In order to emphasize the importance of company profitability as a measure of executive performance, approximately 60 percent of the total cash compensation earned by our executives in 2011 was non-equity incentive compensation.

Approximately 70 percent of our employees have annual incentive compensation based on the profits of their office or business unit. Consistent with that performance-based approach, and given their broader responsibilities, our chief executive officer’s and chief financial officer’s annual incentive compensation is based on overall company pre-tax income before deducting the expense of the executive non-equity incentive plan award compensation (“adjusted pre-tax income”). Annual incentive compensation for the other named executive officers is based on the adjusted pre-tax income of the group of offices they supervise. The Compensation Committee approves an incentive compensation plan award for each named executive officer prior to the beginning of the calendar year. Annual incentive compensation is calculated based on each executive’s individual incentive award. Each award pays varying percentages of adjusted pre-tax income based upon either various ranges of adjusted pre-tax income of the company, or the group of branches they supervise. Annual incentive compensation begins with the first dollar of profitability and grows as our profits grow. Our annual incentive compensation program distributes annual incentive compensation across various levels of actual profitability and is not based on achievement of pre-established targets.

While the basic philosophy for calculating annual incentive compensation is the same for all executives, each executive has an individual annual incentive plan compensation award. Annual individual incentive compensation opportunity is determined based on the executive’s role, responsibilities, and performance. These compensation awards are reviewed annually. Total compensation is periodically compared to various executive compensation surveys.

The executive annual incentive compensation awards allow executives to receive a portion of their incentive compensation in semi-monthly payments. The maximum annual amount an executive could elect to receive in semi-monthly payments in 2011 was the sum of the executive’s 2010 salary plus the amount of their projected 2010 non-equity incentive payout (based on the executive’s annual incentive compensation award), multiplied by 60 percent minus the executive’s 2011 base salary. Executives were required to make their 2011 semi-monthly payment election before December 31, 2010 and were not allowed to make changes in their elections thereafter. The payments are considered compensation and are not subject to forfeiture, even if the amount is not earned based on the executive’s annual compensation award. The Compensation Committee can suspend the semi-monthly payments to an executive during the year. This approach is consistent with branch employee and manager incentive compensation. The annual incentive compensation amounts for 2011 exceeded the semi-monthly payments for all the named executive officers.

In limited circumstances, portions of these incentives may be guaranteed for some periods due to role transition or other subjective factors. The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below contains the 2011 annual incentive compensation earned for each of the executive officers named in this proxy.

Equity

We use equity awards as our primary tool for aligning our executives with long term shareholder interests, rewarding them for the achievement of overall company performance, and retaining our executives. We believe these awards are an integral component of meeting our compensation goals as outlined in our compensation philosophy above. Our shareholder-approved Omnibus Stock Plan is designed to give us flexibility to achieve these objectives. It allows us to grant stock options, restricted stock, restricted stock units, and other types of equity based compensation. Officers, other employees, trusts for the benefit of employees, directors, consultants, and eligible independent contractors of C.H. Robinson may receive equity awards. The amount of awards is determined based on the participant’s role, performance, and total compensation.

Restricted Stock

In 2003, we began periodically issuing performance based restricted stock and restricted stock units as our primary equity awards. We believe these awards are an effective tool for creating long term ownership and aligning our employees’ interests with those of our shareholders. Prior to 2003, we used restricted stock grants occasionally, including a grant in 2000 of 338,984 shares to Mr. Wiehoff that vests in equal annual installments over 15 years.

For most of our restricted stock and unit awards, restricted shares and units are available to vest for up to five calendar years, based on company performance. The vesting percentage for each year is equal to the average of the year–over–year percentage growth in income from operations and diluted net income per share, plus five percent. Therefore, if we average our long term growth goal of 15 percent during that five year period, our restricted stock and units will be fully vested by the end of the fifth year. Any shares or units that are unvested at the end of the five years are forfeited back to the company.

Some restricted stock awards were granted in multi-year cycles. During 2009, management recommended to the Compensation Committee to change to annual equity grants for all recipients. This change aligns the frequency and administration of leader awards with key employee awards and improves our flexibility to annually match award size to role and performance. Our named executive officers and other certain management employees received restricted stock awards in 2003, 2005, 2008, 2009 and 2010, with vesting commencing in 2003, 2006, 2009, 2010, and 2011 respectively. Restricted shares granted to active employees of this group are in the Deferred Compensation Plan, a non-qualified deferred compensation plan.

These shares vested 17 percent in 2011. This calendar year restricted stock vesting percentage information is set forth in the following table:

Vesting Year	2003 Award	2005 Award	2008 Award	2009 Award	2010 Award	2011 Award
2003	23%	—	—	—	—	—
2004	32%	—	—	—	—	—
2005	45%	—	—	—	—	—
2006	—	35%	—	—	—	—
2007	—	27%	—	—	—	—
2008	—	17%	—	—	—	—
2009	—	7%	7%	—	—	—
2010	—	13%	13%	13%	—	—
2011	—	—	17%	17%	17%	—
Percentage Vested to Date	100%	99%	37%	30%	17%	0%
Years Left Available to Vest	0	0	2	3	4	5

The equity awards granted to executives and certain managers in December 2011, included a mix of restricted stock and stock options. The vesting criteria is the same as described previously (the annual vesting percentage is the average of the year–over–year percentage growth in income from operations and diluted net income per share plus five percent) and the restricted shares and stock options are available to vest for up to five calendar years, based on company performance.

The stock award column of the Summary Compensation Table contains the fair value for financial reporting purposes of the restricted stock granted for each of the named executive officers. Details regarding these awards for the named executive officers can be found in the Grants of Performance Based Awards table.

For our executives, delivery of the vested shares for the 2003 award, which are held in the non-qualified Deferred Compensation Plan, begins six months after termination of employment, and the shares are delivered in five equal annual installments. For the 2005, 2008, 2009, 2010, and 2011 awards, delivery of the vested shares occurs on the earlier of two years after termination or January 2013, January 2016, January 2017, January 2018, and January 2019 respectively. However, the executives were allowed the option to elect different delivery of the vested shares before vesting begins. The specific choice for delivery was made by the named executive officer before the restricted shares began vesting and can be found in the footnotes to the Grants of Performance Based Awards Table.

Dividends are paid to participants in cash on all restricted shares, vested or unvested, except Mr. Wiehoff’s 2000 restricted stock award, which uses the dividends to purchase additional shares. The dividends paid to participants on restricted shares are considered wages by the Internal Revenue Service until the shares are delivered to the participant. Dividends paid on unvested restricted equity awards for the last three years for the named executive officers are in the Dividends Paid on Restricted Shares of Stock footnote below.

The fair value of each share-based payment award is established on the date of grant. For grants of restricted shares and restricted units, the fair value is established based on the market price on the date of the grant, discounted for post-vesting holding restrictions. The discount on the restricted share and unit grants, calculated using the Black-Scholes option pricing model, are as follows:

Grant Year	Discount Percentage
2003	12%
2005	12%
2008	22%
2009	21%
2010	18%
2011	22%

The determination of the fair value of share-based awards is affected by our stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate, and expected dividends. The fair value, on the date of grant, of restricted stock and units is expensed as they vest.

Stock Options

C.H. Robinson awarded stock options from 1997 to 2003. After receiving Board or Compensation Committee approval for the grants, the grant date for those awards was based on the date the company finalized the list of recipients and amounts of awards. Our Omnibus Stock Plan allows the grant of both incentive stock options intended to qualify for preferential tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and nonqualified stock options that do not qualify for such treatment. In order to encourage option exercises and share ownership, these grants permitted the exercise of options using shares of our common stock to pay the exercise price and withholding taxes, if any. Upon such exercise, we grant the employee a restoration stock option (commonly referred to as a reload option) for the number of shares surrendered. Restoration options are non-qualified options, exercisable at the then-current market price for the remainder of the original option’s term. Additional restoration options are not granted upon the exercise of restoration options. The shareholder-approved 2005 Omnibus Plan amendment eliminated the ability to grant restoration stock options upon the exercise of stock options granted after May 19, 2005 (the effective date of the amendment). Other than restoration options, all employee options granted vested 25 percent annually, beginning on the second anniversary date of the option grant, and are available to be exercised for up to 10 years from the date of grant. Options can only be exercised while the executive officer is an employee or subject to a non-competition agreement.

C.H. Robinson awarded stock options to executives and certain managers in 2011. The exercise price for the 2011 options was based on the closing price on the date such options were approved by the Board. The option awards column of the Summary Compensation Table contains the fair value of the restoration options granted during 2009, 2010, and 2011 to each of the named executive officers . The fair value was calculated as of the grant date using the Black-Scholes option pricing model. The determination of the fair value of share-based awards is affected by our stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate, and expected dividends. Details regarding these awards for the named executive officers can be found in the Grants of Performance Based Awards table.

Equity Plan Acceleration and Past Employment Vesting

We do not have a cash separation pay plan for any employee, including executives. The Compensation Committee has the discretion to accelerate vesting of restricted share and unit awards made during 2003 through 2007 in the case of a change-in-control of the company. Vesting of Mr. Wiehoff’s 2000 restricted share award explicitly cannot change for any reason, including a change in control. These plan characteristics are intended to align participant interests with shareholder interests.

The 2008, 2009, 2010 and 2011 U.S. Management Restricted Stock agreements include provisions to accelerate vesting for change in control, death, or disability for certain management and executive awardees. Additionally, the 2008, 2009 and 2010 agreements allow for vesting two years post-employment if the employee adheres to their management employee agreement (see “Employment Agreements” below). For restricted share and option grants in 2011, the following new post employment vesting rules, based on age and tenure with the company, were established:

Sum of Age and Tenure at Termination of Employment	Post Employment Additional Vesting
Less than 50	2 Years
At least 50 but less than 60	3 Years
At least 60 but less than 70	4 Years
70 and greater	5 Years

Post-employment vesting provides protections to the company, and our relationships with our employees, customers, and suppliers. This is the only separation post-termination compensation agreement for managers or executives.

The company’s 2008, 2009, 2010 and 2011 restricted stock unit program agreements include the provision for accelerated vesting in the case of death or disability.

Stock Ownership Requirements

In order to ensure alignment with our shareholders, the Compensation Committee has established stock ownership requirements for our executives. The Committee believes that linking a significant portion of the executive officer’s personal holdings to the company’s success, as reflected in the stock price, provides officers a stake similar to that of our shareholders. Therefore, executive officers are expected to acquire and hold a significant amount of C.H. Robinson stock. The Committee has established stock ownership requirements based on all shares of company stock owned by an executive officer, including vested stock options, stock obtained in the company 401(k) Plan, vested and unvested restricted stock and restricted stock units, and stock beneficially owned by the officer, including owned in a trust, by a spouse, or dependent children for our executive officers. The requirements are:

•	chief executive officer: ten times base salary

•	senior vice presidents: seven and a half times base salary

•	other executive officers: three times base salary

New officers are expected to meet their ownership requirement within five years of being named an executive officer. As of the end of 2011, all the executive officers had met their ownership requirements.

Employment Agreements

C.H. Robinson uses employment agreements to protect us from former employees soliciting our employees, customers, and suppliers. All employees sign agreements acknowledging their understanding of company policies and committing to confidentiality. Additionally, incentive-eligible sales employees sign an agreement with a more specific non-solicitation clause. Certain employees, including all executives, sign a management employment agreement that includes a more restrictive non-competition and non-solicitation covenant. These agreements do not commit to post-termination compensation. The company does not have severance plan commitments to any named executive officers, except for the continued vesting provision listed above in the equity award acceleration section which applies to certain manager and executive 2008, 2009, 2010, and 2011 restricted stock awardees.

Employee 401(k) Retirement Plan

We believe that saving for retirement is important for our employees. C.H. Robinson maintains a 401(k) retirement plan that meets the requirements of an ERISA qualified plan and the Internal Revenue Code. Our U.S. employees are eligible to contribute up to 50 percent of their cash compensation to the 401(k) plan, subject to Internal Revenue Service limitations. To support our compensation objectives, the company currently matches 100 percent of the first 4 percent of eligible compensation that employees contribute to the plan during the year. In addition, the company has historically made a profit sharing contribution to the 401(k) plan for eligible employees, including those who do not contribute to the 401(k) plan. For 2011, the company contributed an additional 4 percent of every eligible employee’s cash compensation into his or her account in the plan, for a total of 8 percent for those employees also contributing at least 4 percent of their cash compensation to the plan. Employees control their investment decisions for money in their 401(k) account. Investment in company stock is one of the investment options. There are no requirements to hold any amount of company stock in the 401(k) plan, nor are there any restrictions on changing an investment election from company stock to another investment choice. Employees may not transfer balances from other investments into company stock.

Employees of our U.S. companies who regularly work more than 20 hours per week become eligible for the 401(k) match on the first day of the month following 30 days of employment. Most employees of our U.S. companies become eligible for the profit sharing contribution on the first January 1 or July 1 after one year of continuous service. Eligible employees who are employed at the end of each year are awarded a percentage of their eligible cash compensation. Management determines the contribution percentage based on the company’s financial performance. This award is placed into the 401(k) plan as a profit sharing contribution. The “Registrant Contributions to Defined Contributions” column of the Supplemental All Other Compensation Table lists the company contributions for each of the named executive officers.

Employee Stock Purchase Plan (ESPP)

Because we believe in aligning employee interests with our shareholders and our long-term company performance, C.H. Robinson maintains an employee stock purchase plan (ESPP) that meets the requirements of an ERISA qualified plan and the Internal Revenue Code. At the end of each quarter, dollars contributed to the plan by employees are used to purchase shares of C.H. Robinson stock from the company. The employees pay 85 percent of the closing price for our company’s stock on the last day of the quarter. The shares are placed into a brokerage account shortly after the end of each quarter and are available for sale by the employees as soon as the shares are in the account. Eligible employees can set aside up to 10 percent of their compensation but no more than $10,000 during any calendar year for ESPP purchases. Employees who regularly work more than 20 hours per week become eligible to contribute money to the employee stock purchase plan on the first January 1 or

July 1 after one year of continuous service. Eligible employees can change their contribution election on a quarterly basis. The “Discounted Securities Purchases” column of the Supplemental All Other Compensation Table lists the company contributions for each of the named executive officers.

Employee Health and Welfare Benefits

To support our goal to provide competitive compensation and benefits, the company sponsors a number of health and welfare benefit plans for our employees: health, dental, vision; flexible medical and dependent care spending; short term disability and long term disability; life insurance; and holiday and vacation time. Where applicable, plans meet the qualified plan requirements of ERISA and Internal Revenue Code.

Officer-Only Benefit Plans

C.H. Robinson places a high value on all roles throughout our company and on consistency of culture and management approach. For that reason, we only provide our executives and managers with unique perquisites and compensation plans when it is essential to our goal to attract and retain high quality executives and managers. The only executive specific perquisites in 2011 were:

(1)	Eligibility for Non-Qualified Deferred Compensation Plan. This plan allowed officers to defer salary or incentive cash awards into the plan. The deferral and distribution elections are designed to meet the requirements of Internal Revenue Code Section 409A so as to defer taxation to the executive until the assets are transferred from the plan to the officer. These deferrals were discontinued in 2010. In addition, this plan holds restricted stock awards made to officers and certain other managers of the company. The restricted shares remain in this plan until delivered to the recipient. Dividends on undelivered performance based restricted awards are paid to the participants through our company’s payroll system. Dividends on Mr. Wiehoff’s time based restricted award are paid into this plan and used to purchase fully vested shares of company stock which are delivered after termination of employment.

(2)	Effective December, 2008, the company allows personal use of the corporate aircraft by the chief executive officer for up to 30 hours per year. During 2011, Mr. Wiehoff had 4.3 hours of personal use of the corporate aircraft. The value of this benefit was treated as ordinary income and included on Mr. Wiehoff’s 2011 W2.

The “Supplemental All Other Compensation” table contains information about each of the officer-only benefits for each of the executive officers named in this proxy statement.

III. Compensation Process

The Compensation Committee

The Compensation Committee is responsible for assisting the Board of Directors in:

(1)	Reviewing the performance of the chief executive officer;

(2)	Determining the compensation and benefits for the chief executive officer, chief financial officer, and other named executive officers of the company;

(3)	Reviewing and approving the company’s compensation policies and practice; and

(4)	Ensuring appropriate design and administration of the company’s incentive compensation, benefit, and stock plans.

The Compensation Committee held four meetings during 2011. The Compensation Committee report on executive compensation is found on page 32 of this Proxy Statement.

Cash Compensation

Prior to the beginning of each calendar year, our chief executive officer presents to the Compensation Committee his recommendations on cash compensation for the company’s executive officers reporting to him, including each of the other named executive officers. Mr. Wiehoff does not make a recommendation on his own compensation. The Compensation Committee determines the chairman and chief executive officer’s compensation, as well as approves the compensation for the other named executive officers. Periodically, as part of the compensation design process, the Compensation Committee consults independent experts. In 2005 and 2007, the Compensation Committee engaged a nationally recognized and reputable executive compensation consulting firm, to present various compensation surveys to the Compensation Committee in preparation for executive compensation decisions. The surveys included the compensation elements of salary, incentive compensation, and equity compensation, both separately and combined. The report included general industry surveys, surveys of transportation companies done by many compensation consulting firms, and proxy data from trucking, transportation, services, and Minnesota-based companies. Since there is not an evident group of peer companies, these surveys were averaged to determine reference points. The consulting firm provided the survey data and explained the data and reports to the Committee. The data was used to determine the market reference points for our chief executive officer, chief financial officer, and other executive officers, for consideration when determining their total cash and total direct compensation. In 2010 the Compensation Committee conduct a similar survey where it considered how to set 2011 compensation. We believe that conducting the study every two or three years is sufficient given the compensation philosophy which weighs other factors such as performance, responsibilities, position tenure, and experience more heavily than market comparisons when setting compensation plans.

Equity Compensation

C.H. Robinson has consistently issued equity compensation awards since its initial public offering in October of 1997. Prior to November 2003, the company awarded stock options. In 2003 we moved to performance based restricted share and unit awards. In 2011 executives and certain managers were awarded performance based restricted shares and performance based stock options.

Our chief executive officer presents equity recommendations to the Compensation Committee for our executive officers, excluding himself. The Compensation Committee determines the chairman and chief executive officer’s equity award. The Compensation Committee approves the award levels for each of the executive officers and approves the equity to be granted to all other recipients through the Non-Executive Stock Award Committee. The grant date of awards for all employees, including the executive officers, is the date of Compensation Committee approval. For grants of restricted shares and restricted units, the fair value is established based on the closing market price on the date of the grant, discounted for post-vesting holding restrictions. For stock options, the fair value is established based on the Black Scholes valuation formula.

IV. Named Executive Compensation

Chairman and Chief Executive Officer Performance Evaluation and Compensation

John P. Wiehoff, President and Chief Executive Officer

The Compensation Committee annually conducts an evaluation of the chairman and chief executive officer’s performance. Based on this evaluation, the Compensation Committee determines base salary, incentive compensation, and equity compensation of the chairman and chief executive officer.

The Compensation Committee set John P. Wiehoff’s base salary at $410,000 in 2011 and at $400,000 in 2008, 2009, and 2010 (as described above, base salaries are reviewed but not necessarily adjusted annually). In 2011, Mr. Wiehoff earned non-equity incentive compensation of $1,532,657 which was paid in cash on January 31, 2012. The amount was calculated based on his annual incentive compensation award, as described in

Section II above. Mr. Wiehoff’s annual incentive compensation payment awarded compensation for achieving adjusted earnings in certain ranges. The growth in 2011 incentive compensation compared to 2010 was primarily the result of an increase of approximately 11 percent in our company’s adjusted pre-tax income in 2011 compared to 2010. The table below shows how Mr. Wiehoff’s non-equity incentive compensation would have varied at other levels of 2011 adjusted pre-tax income growth or decline compared to 2010.

Incentive Compensation and Adjusted Pre-Tax Income Variance: John P. Wiehoff

Year-over-year change in adjusted pre-tax income	-20%	-15%	-10%	-5%	0%	5%	10%	15%	20%
Non-equity incentive compensation	$1,206,621	$1,257,035	$1,297,155	$1,328,664	$1,390,345	$1,453,362	$1,516,379	$1,564,578	$1,612,414

Mr. Wiehoff was granted 27,470 restricted shares during 2009, 29,170 restricted shares during 2010, and 18,600 restricted shares during 2011 pursuant to the Omnibus Stock Plan. Mr. Wiehoff was also granted 63,380 stock options during 2011 pursuant to the Omnibus Stock Plan. The grant value of the 2010 award which began vesting in 2011, was 53% greater than the 2009 award value. The increase recognizes performance, aligns total direct compensation closer to peer benchmarks while remaining consistent with performance based reward practices and shareholder interests. Restricted shares granted in 2009, 2010, and 2011 are in the Deferred Compensation Plan and are available to vest over five calendar years, beginning in 2010, 2011, and 2012 respectively. As described in Section II above, the vesting percentage for each year is equal to the average of the year–over-year percentage growth in income from operations and diluted net income per share, plus five percent. Any shares that are unvested at the end of the five years are forfeited back to the company. Restricted shares granted in 2009 vested 13 percent in 2010 and 17 percent in 2011 based on this formula. Restricted shares granted in 2010 vested 17 percent in 2011 based on this formula.

Other Named Executive Officers Performance Evaluation and Compensation

Each of the other named executive officers is paid the same types of compensation elements as the chairman and chief executive officer. The determination of the other named executive officers’ 2011 base salary, incentive compensation award, and equity compensation followed the policies explained above for executive compensation. Each member of this group is evaluated and their compensation is based on a number of different factors including, but not limited to, the following:

(1)	Title, role, and relative experience;

(2)	Tenure in their position;

(3)	Individual performance;

(4)	Financial performance of the company as a whole;

(5)	Financial performance of the branches supervised, where applicable.

Chad M. Lindbloom, Senior Vice President and Chief Financial Officer

Chad M. Lindbloom’s base salary was $270,000 in 2011 and at $260,000 during 2008, 2009, and 2010 (as described above, base salaries are reviewed periodically but not necessarily adjusted annually). Mr. Lindbloom elected to receive semi-monthly payments during 2011. He earned non-equity annual incentive compensation of $451,139 for 2011; $120,000 was paid in semi-monthly payments and the balance was paid in cash on January 31, 2012. Mr. Lindbloom’s annual incentive compensation award compensated him for the company achieving adjusted pre-tax earnings in certain ranges. The growth in 2011 incentive compensation compared to 2010 was primarily the result of an increase of approximately 11 percent in our company’s adjusted pre-tax income in 2011 compared to 2010. The table below shows how Mr. Lindbloom’s non-equity incentive compensation would have varied at other levels of 2011 adjusted pre-tax income growth or decline compared to 2010.

Incentive Compensation and Adjusted Pre-Tax Income Variance: Chad M. Lindbloom

Year-over-year change in adjusted pre-tax income	-20%	-15%	-10%	-5%	0%	5%	10%	15%	20%
Non-equity incentive compensation	$312,483	$331,388	$353,724	$378,931	$404,138	$427,009	$445,914	$464,819	$483,724

Mr. Lindbloom was granted 10,360 restricted shares during 2009, 8,920 in 2010 and 5,580 in 2011 pursuant to the Omnibus Stock Plan. Mr. Lindbloom was also granted 19,020 stock options during 2011 pursuant to the Omnibus Stock Plan.

James P. Lemke, Senior Vice President

James P. Lemke’s base salary was $210,000 in 2011 and at $200,000 in 2009, and 2010. Mr. Lemke elected to receive semi-monthly payments during 2011. He earned non-equity incentive compensation of $481,241 in 2011; $195,000 was paid in semi-monthly payments and the balance was paid in cash on January 31, 2012. Mr. Lemke’s non-equity incentive compensation was based on the adjusted earnings of the branches he supervised. The decline in 2011 incentive compensation compared to 2010 was primarily the result of a decline of approximately four percent in the adjusted earnings of the branches he supervised in 2011 compared to 2010. The table below shows how Mr. Lemke’s non-equity incentive compensation would have varied at other levels of 2011 adjusted pre-tax income growth or decline of the branches he supervised compared to 2010.

Incentive Compensation and Adjusted Pre-Tax Income Variance: James P. Lemke

Year-over-year change in adjusted pre-tax income	-20%	-15%	-10%	-5%	0%	5%	10%	15%	20%
Non-equity incentive compensation	$437,479	$451,071	$464,664	$478,256	$491,233	$500,294	$509,356	$518,417	$527,479

Mr. Lemke was granted 10,360 restricted shares during 2009, 8,110 during 2010, and 5,350 in 2011 pursuant to the Omnibus Stock Plan. Mr. Lemke was also granted 18,220 stock options during 2011 pursuant to the Omnibus Stock Plan.

James E. Butts, Scott A. Satterlee, and Mark A. Walker, Senior Vice Presidents

The base salaries of James E. Butts, Scott A. Satterlee, and Mark A. Walker, each were $210,000 in 2011, and $200,000 in 2009 and 2010. They each also earned non-equity annual incentive compensation for 2011 of $561,530. Mr. Butts and Mr. Satterlee elected to receive a portion of their incentive compensation award as semi-monthly payments during 2011 and each received $205,800 in semi-monthly payments with the balance paid in cash on January 31, 2012. Mr. Walker received his entire incentive compensation award in cash on January 31, 2012. The executives’ 2011 non-equity incentive compensation was awarded for achieving adjusted earnings in certain ranges. The 2011 non-equity incentive compensation awards exceeded the 2010 awards because of the growth in adjusted earnings for the group of branches they supervise. Messrs. Butts’, Satterlee’s, and Walker’s incentive agreements awarded compensation for achieving adjusted earnings of the branches they supervised in certain ranges. The growth in 2011 incentive compensation compared to 2010 was primarily the result of an increase of approximately 15 percent in the adjusted earnings of the branches they supervised in 2011 compared to 2010. The table below shows how each of their non-equity incentive compensation would have varied at other levels of 2011 adjusted pre-tax income growth or decline of the branches they supervise compared to 2010.

Incentive Compensation and Adjusted Pre-Tax Income Variance: James E. Butts, Scott A. Satterlee, and Mark A. Walker

Year-over-year change in adjusted pre-tax income	-20%	-15%	-10%	-5%	0%	5%	10%	15%	20%
Non-equity incentive compensation	$394,722	$419,392	$444,062	$466,859	$489,062	$513,072	$537,742	$562,412	$587,082

Each of these three named executive officers was granted 10,360 restricted shares during 2009. In 2010, Mr. Butts and Mr. Walker each received 8,110 restricted shares, while Mr. Satterlee received 10,540 restricted shares, each such grant pursuant to the Omnibus Stock Plan. The grant value of Mr. Satterlee’s 2010 award, which began vesting in 2011, was 48% greater than the 2009 award value. The increase recognizes performance, role expansion and aligns total direct compensation closer to peer benchmarks while remaining consistent with performance based reward practices and shareholder interests. In 2011, Mr. Butts and Mr. Walker each received 4,650 restricted shares, while Mr. Satterlee received 6,980 restricted shares, each such grant pursuant to the Omnibus Stock Plan. Mr. Butts and Mr. Walker were each also granted 15,850 stock options during 2011 pursuant to the Omnibus Stock Plan. Mr. Satterlee was also granted 23,770 stock options during 2011 pursuant to the Omnibus Stock Plan.

Section 162(m) Disclosure

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers to $1.0 million, unless the compensation qualifies as “performance-based compensation” under the Code. The Committee reviewed the potential consequences for the company of Section 162(m) and believes that this provision did not affect the deductibility of compensation paid to our executive officers in 2011. The adoption by the shareholders at the 2010 Annual Meeting of the 2010 Non-Equity Incentive Plan and the amended and restated Omnibus Stock Plan permits the company to issue compensation that qualifies as “performance-based compensation.”

Summary Compensation Table

				Plan-Based Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	(1) Stock Awards ($)	(2) Option Awards ($)	(3) Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
John P. Wiehoff	2011	$410,000	$0	$1,000,494	$1,000,136	$1,532,657	$0	$22,784	$3,966,071
President and Chief	2010	400,000	0	1,847,628	789,623	1,390,345	0	30,839	4,458,435
Executive Officer	2009	400,000	0	1,210,054	362,203	1,322,975	0	26,445	3,321,677

Chad M. Lindbloom	2011	270,000	0	300,148	300,136	451,139	0	19,600	1,341,023
Senior Vice President and	2010	260,000	0	564,993	48,707	404,138	0	27,605	1,305,443
Chief Financial Officer	2009	260,000	0	451,953	21,242	374,380	0	21,407	1,128,982

James E. Butts	2011	210,000	0	250,124	250,113	561,530	0	21,355	1,293,122
Senior Vice President	2010	200,000	0	513,687	59,657	487,895	0	34,921	1,296,160
	2009	200,000	0	451,953	0	458,389	0	28,214	1,138,556

Mark A. Walker	2011	210,000	0	250,124	250,113	561,530	0	21,355	1,293,122
Senior Vice President	2010	200,000	0	513,687	0	487,895	0	27,935	1,229,517
	2009	200,000	0	451,953	316,958	458,389	0	26,612	1,453,912

Scott A. Satterlee	2011	210,000	0	375,454	375,091	561,530	0	21,355	1,543,430
Senior Vice President	2010	200,000	0	667,604	106,250	487,895	0	26,494	1,488,243
	2009	200,000	0	451,953	0	458,389	0	23,537	1,133,879

James P. Lemke	2011	210,000	0	287,777	287,512	481,241	0	21,355	1,287,884
Senior Vice President	2010	200,000	0	513,687	5,225	491,233	0	30,214	1,240,359
	2009	200,000	0	451,953	6,555	492,809	0	25,081	1,176,398

(1)	The 2009, 2010 and 2011 restricted stock grants which begin vesting in 2010, 2011 and 2012, respectively, are available to vest over a five year period based on the financial performance of the company. The actual vesting percentage for each year is determined by the following formula: year-over-year growth rates in income from operations and diluted net income per share are averaged, and then five percentage points are added to that number. Any shares unvested after five years are forfeited back to the company. The actual vesting percentage was 7% in 2009, 13% in 2010 and 17% in 2011.
(2)	Includes the expense related to the grant of restoration options granted during the year, as well as a new grant in 2011.
(3)	The dollar amount in this column represents the amount the named executive earned during the respective year under their individual non-equity incentive plan. The amount earned is paid out as cash compensation early in the following year.

Supplemental All Other Compensation Table

Name	Year	(1) Perks and Other Personal Benefits	Earnings on Deferred Compen- sation	(2) Tax Reimburse- ments	(3) Discounted Securities Purchases	Payments/ Accruals on Termination Plans	(4) Registrant Contri- butions to Defined Contri- butions	Increase in Pension Actuarial Value	(5) Insurance Premiums	(6) Other	Total
John P. Wiehoff	2011	$0	$0	$0	$0	$0	$19,600	$0	$0	$3,184	$22,784
President and Chief Executive Officer	2010	5,000	0	4,799	0	0	19,600	0	1,440	0	30,839
	2009	4,100	0	3,755	0	0	17,150	0	1,440	0	26,445

Chad M. Lindbloom	2011	0	0	0	0	0	19,600	0	0	0	19,600
Senior Vice President and Chief Financial Officer	2010	3,361	0	3,204	0	0	19,600	0	1,440	0	27,605
	2009	1,425	0	1,392	0	0	17,150	0	1,440	0	21,407

James E. Butts	2011	0	0	0	1,755	0	19,600	0	0	0	21,355
Senior Vice President	2010	5,000	0	4,435	1,758	0	19,600	0	4,128	0	34,921
	2009	3,560	0	3,538	1,758	0	17,150	0	2,208	0	28,214

Mark A. Walker	2011	0	0	0	1,755	0	19,600	0	0	0	21,355
Senior Vice President	2010	5,000	0	3,502	1,758	0	15,467	0	2,208	0	27,935
	2009	8,150	0	7,146	1,758	0	7,350	0	2,208	0	26,612

Scott A. Satterlee	2011	0	0	0	1,755	0	19,600	0	0	0	21,355
Senior Vice President	2010	1,983	0	2,193	1,758	0	19,600	0	960	0	26,494
	2009	2,155	0	1,514	1,758	0	17,150	0	960	0	23,537

James P. Lemke	2011	0	0	0	1,755	0	19,600	0	0	0	21,355
Senior Vice President	2010	5,000	0	2,896	1,758	0	19,600	0	960	0	30,214
	2009	2,720	0	2,493	1,758	0	17,150	0	960	0	25,081

(1)	Represents the fair market value of tax services under the executive tax program.
(2)	Represents tax reimbursements on the executive tax program and the executive life insurance program.
(3)	Represents the discount on shares purchased under the company’s qualified employee stock purchase plan.
(4)	Represents matching and profit sharing contributions under the company’s qualified 401(k) plan.
(5)	Represents taxable portion of premiums paid for life insurance for the named executive officer under the company’s qualified Group Life Plan.
(6)	Represents the value of Mr. Wiehoff’s personal use of the corporate aircraft.

Dividends Paid on Unvested Restricted Shares of Company Stock

	Year	Performance Based Restricted Shares (1)	Time Based Restricted Shares (2)
Name and Position		Unvested Shares	Unvested Shares
John P. Wiehoff	2011	$167,270	$135,594
President and Chief Executive Officer	2010	152,681	141,017
	2009	129,776	153,447

Chad M. Lindbloom	2011	60,120	0
Senior Vice President and Chief Financial Officer	2010	56,947	0
	2009	48,898	0

James E. Butts	2011	58,841	0
Senior Vice President	2010	56,712	0
	2009	48,898	0

Mark A. Walker	2011	58,841	0
Senior Vice President	2010	56,712	0
	2009	48,898	0

Scott A. Satterlee	2011	62,526	0
Senior Vice President	2010	57,417	0
	2009	48,898	0

James P. Lemke	2011	59,072	0
Senior Vice President	2010	54,932	0
	2009	46,861	0

(1)	Dividends paid on these shares were paid directly to the named executive officer through the company’s payroll system.
(2)	Dividends paid on these shares were paid into the Deferred Compensation Plan and were used to purchase additional fully vested shares of company stock. All vested shares under this award are paid after Mr. Wiehoff terminates employment with the company.

Grants of Plan-Based Awards

		Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	(3) Grant date fair value of stock and option awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John P. Wiehoff	12/7/2011	—	—	—	—	—	18,600		—	$—	$1,000,494
President and Chief Executive Officer	12/7/2011	—	—	—	—	—	63,380		—	68.81	1,000,136

Chad M. Lindbloom	12/7/2011	—	—	—	—	—	5,580		—	—	300,148
Chief Financial Officer	12/7/2011	—	—	—	—	—	19,020		—	68.81	300,136

James E. Butts	12/7/2011	—	—	—	—	—	4,650		—	—	250,124
Vice President, Transportation	12/7/2011	—	—	—	—	—	15,850		—	68.81	250,113

Mark A. Walker	12/7/2011	—	—	—	—	—	4,650		—	—	250,124
Vice President, Transportation	12/7/2011	—	—	—	—	—	15,850		—	68.81	250,113

Scott A. Satterlee	12/7/2011	—	—	—	—	—	6,380		—	—	375,454
Vice President, Transportation	12/7/2011	—	—	—	—	—	23,770		—	68.81	375,091

James P. Lemke	12/7/2011	—	—	—	—	—	5,350		—	—	287,777
Vice President, Sourcing	12/7/2011	—	—	—	—	—	18,220		—	68.81	287,512

(1)	The non-equity incentive awards made during 2011 for 2012 are based on the adjusted pre-tax income of the Company. Because the formula pays out percentages of the pre-tax income over certain ranges, the awards do not have specific payout based on a threshold, target or maximum. As a result, no amounts are listed in these three columns. For a more detailed description of this plan, please see the Named Executive Compensation section of the proxy.
(2)	These performance based restricted shares and stock options are available to vest over five calendar years beginning in 2012. The actual vesting percentage for each year is determined by the following: year-over-year growth rates in income from operations and diluted net income per share are averaged, and then five percentage points are added to that number. Because the shares vest based on a formula of growth rates, the awards do not have a specific payout based on a target or a threshold. Once vested, the participant may exercise the options at any time within ten years from the grant date. Vested restriced shares are delivered to the participant based an election they made before the award begins to vest. Any restricted shares or stock options unvested after five years are forfeited back to the company.
(3)	The amounts in this column represent the grant date fair value for the respective awards. The performance based restricted shares, vested and unvested, earn dividends at the same rate as Common Stock. Because these dividends are considered compensation under the Internal Revenue Code, the dividends are paid to each named executive officer through the Company’s payroll system.

Grants of All Other Equity Awards

(Restoration Grant Detail)

Name(1)	Year	(1) Number of Securities Underlying Stock Options Granted (#)	Exercise or Base Price ($ per Share)	Expiration Date	Number of Shares of Stock or Units Granted (#)	Vesting Date	Grant Date
John P. Wiehoff	2010	42,355	$65.20	2/7/2013	—	7/30/2010	7/30/2010
President and Chief Executive Officer	2010	31,069	65.20	2/15/2012	—	7/30/2010	7/30/2010
	2010	1,534	65.20	2/1/2011	—	7/30/2010	7/30/2010
	2009	41,941	53.97	2/1/2011	—	7/24/2009	7/24/2009
	2009	1,770	56.49	1/31/2010	—	10/27/2009	10/27/2009

Chad M. Lindbloom	2010	1,879	53.21	2/7/2013	—	3/2/2010	3/2/2010
Senior Vice President and Chief Financial Officer	2010	1,879	53.21	2/15/2012	—	3/2/2010	3/2/2010
	2010	2,230	53.21	2/1/2011	—	3/2/2010	3/2/2010
	2009	4,198	57.57	1/31/2010	—	8/21/2009	8/21/2009

James E. Butts	2010	1,619	61.77	2/7/2013	—	5/3/2010	5/3/2010
Senior Vice President	2010	3,162	61.77	2/15/2012	—	5/3/2010	5/3/2010
	2010	1,814	61.77	2/1/2011	—	5/3/2010	5/3/2010

Mark A. Walker	2009	9,716	57.60	2/1/2011	—	8/25/2009	8/25/2009
Senior Vice President	2009	9,858	57.60	2/15/2012	—	8/25/2009	8/25/2009
	2009	9,330	57.60	2/7/2013	—	8/25/2009	8/25/2009

Scott A. Satterlee	2010	5,918	52.44	2/7/2013	—	2/5/2010	2/5/2010
Senior Vice President	2010	5,409	52.44	2/15/2012	—	2/5/2010	2/5/2010

James P. Lemke	2010	938	65.2	2/1/2011	—	7/30/2010	7/30/2010
Senior Vice President	2009	878	55.83	2/1/2011	—	11/27/2009	11/27/2009

(1)	The options shown in this table are non-qualified restoration stock options and are granted pursuant to the company’s Omnibus Stock Plan. A restoration option (also referred to as a “reload” option) is granted when an original option is exercised and payment of the exercise price or tax withholding obligation is made by delivery of previously owned shares of company Common Stock. Each restoration option is granted for the number of shares tendered as payment for the exercise price and tax withholding obligation, has a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant, is exercisable in full on the date of grant, and expires on the same date as the original option.

Outstanding Equity Awards At Fiscal Year-End

	Option Awards				Restricted Shares
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	(1) Market Value of Shares or Units of Stock Held That Have Not Vested ($)
John P. Wiehoff	31,069	0	$65.20	2/15/2012	216,387	$13,705,961
President and Chief	42,355	0	65.20	2/7/2013
Executive Officer	0	63,380	68.81	12/7/2021

Chad M. Lindbloom	1,879	0	53.21	2/7/2013	44,358	2,809,655
Senior Vice President and	1,054	0	53.90	2/7/2013
Chief Financial Officer	11,262	0	54.44	2/7/2013
	0	19,020	68.86	12/7/2021

James E. Butts	0	15,850	68.81	12/7/2021	42,756	2,708,165
Senior Vice President

Scott A. Satterlee	4,395	0	67.77	2/7/2013	47,103	2,983,498
Senior Vice President	0	23,770	68.81	12/7/2021

Mark A. Walker	9,330	0	57.60	2/7/2013	42,756	2,708,165
Senior Vice President	0	15,850	68.81	12/7/2021

James P. Lemke	30,000	0	14.82	2/7/2013	43,456	2,752,503
Senior Vice President	0	18,220	68.81	12/7/2021

(1)	“Market Value” has been determined based on the last sale price of our Common Stock as reported by The NASDAQ National Market on December 31, 2011 ($63.34).

Option Exercises and Stock Vested

Name of Executive Officer		No. of Shares Acquired on Exercise or Vesting (#)		Value Realized Upon Exercise or Vesting ($)	Grant Date Fair Value Previously Reported in Summary Compensation Table ($)
John P. Wiehoff	Options	0		0	0
President and Chief Executive Officer	Stock	49,484	(1)	3,417,965	1,536,851

Chad M. Lindbloom	Options	0		0	0
Senior Vice President and Chief Financial Officer	Stock	9,787	(2)	682,930	431,528

James E. Butts	Options	4,781		28,571
Senior Vice President	Stock	9,649	(2)	673,321	422,806

Mark A. Walker	Options	9,858		227,022	0
Senior Vice President	Stock	9,649	(2)	673,321	422,806

Scott A. Satterlee	Options	0		0	0
Senior Vice President	Stock	10,062	(2)	702,147	448,972

James P. Lemke	Options	6,444		343,949	0
Senior Vice President	Stock	9,649	(2)	673,321	422,806

(1)	This number reflects 26,885 restricted shares vesting due to the financial performance of the company and 22,599 restricted shares vesting under a time based vesting award.
(2)	This number reflects restricted shares vesting based on the financial performance of the company.

RELATED PARTY TRANSACTIONS

One of our directors, Brian P. Short, is the president, chief executive officer and, with a number of his family members, holds a controlling interest in Admiral Merchants Motor Freight, Inc. (“AMMF”), a privately held trucking and transportation services company. In 2011, C.H. Robinson engaged AMMF as a carrier to haul approximately 611 truckloads. The company paid approximately $1,092,000 to AMMF for these services, which represented approximately one percent of AMMF’s revenues for 2011. In addition, during 2011, AMMF used T-Chek services for its truck drivers. The total fees paid to T-Chek by AMMF were approximately $207,000 during 2011 or approximately 0.4 percent of T-Chek’s total revenue for the year.

In 2011, C.H. Robinson purchased legal services from Dorsey & Whitney LLP (“Dorsey”) in the amount of approximately $375,000. Marianne Short and Stephen Lucke are partners at Dorsey, and Marianne Short currently serves as the firm’s managing partner. Marianne Short is Mr. Short’s sister and Stephen Lucke is Mr. Short’s brother-in-law. Dorsey has represented that the fees it received from C.H. Robinson in 2011 were not a material portion of its gross revenues.

C.H. Robinson’s transactions with AMMF and Dorsey were reviewed by our Audit Committee consistent with our Related Party Transaction policy. Mr. Short abstained from the Committee’s review of these matters. Management reported to the Committee that the prices paid for the trucking services provided by AMMF were negotiated by fifty-eight separate branch offices and were consistent with similar loads carried by other third party vendors using comparable equipment. Since T-Chek’s services are fee-based, the company’s management confirmed that the fees paid by AMMF to T-Chek were comparable to the fees paid to T-Chek by other similar customers. Management also confirmed that the legal fees paid to Dorsey were consistent with the fees charged to C.H. Robinson by other firms for similar services. The Audit Committee considered C.H. Robinson’s transactions with AMMF and Dorsey in light of the factors listed in its Related Party Transactions policy. Based on its review, the Committee unanimously determined that the company’s transactions conducted with AMMF and Dorsey were fair and reasonable to the company and on terms no less favorable to C.H. Robinson than could be obtained in a comparable arm’s length transaction with an unrelated third party. In approving these transactions, the Committee also unanimously determined that they were in the best interests of C.H. Robinson.

The Board of Directors and the Governance Committee also considered C.H. Robinson’s transactions with AMMF and Dorsey in its assessment of Mr. Short’s independence.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with C.H. Robinson management and concurs that it accurately represents the compensation philosophy of the company. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement. The Compensation Committee charter is posted on the Investor Relations page of the C.H. Robinson Worldwide website at www.chrobinson.com.

Wayne M. Fortun

Robert Ezrilov

ReBecca Koenig Roloff

James B. Stake

Michael W. Wickham

The Members of the Compensation Committee

of the Board of Directors

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding beneficial ownership of C.H. Robinson’s Common Stock as of March 13, 2012, by (i) each person who is known by the company to own beneficially more than five percent of the Common Stock, (ii) each director or nominee, and each executive officer of the company named in the Summary Compensation Table under the heading “Executive Compensation” above, and (iii) all company directors and executive officers as a group. Unless otherwise noted, the shareholders listed in the table have sole voting and investment powers with respect to the shares of Common Stock owned by them.

	Number of Shares Beneficially Owned (1)	Percentage of Outstanding Shares
PRIMECAP (2) 225 South Lake Avenue, #400 Pasadena, CA 91101	11,800,178	7.19%

Janus Capital Management LLC (3) 151 Detroit Street Denver, CO 80206	10,798,703	6.60%

BlackRock Inc. (4) 40 East 52nd Street New York, NY 10022	9,781,438	5.96%

FMR LLC (5) 82 Devonshire Street Boston, MA 02109	8,691,922	5.29%
John P. Wiehoff (6)	1,064,048	*
James E. Butts (7)	438,357	*
Mark A. Walker (8)	308,603	*
James P. Lemke (9)	286,750
Chad M. Lindbloom (10)	191,903	*
Scott A. Satterlee (11)	159,536	*
Robert Ezrilov (12)	98,042	*
Wayne M. Fortun (13)	37,064	*
Brian P. Short (14)	38,202	*
ReBecca Koenig Roloff	13,126	*
Michael W. Wickham	12,819	*
David W. MacLennan	2,837	*
James B. Stake	4,454	*
Scott P. Anderson	0
All executive officers and directors as a group (15 persons)	2,766,556	1.70%

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of March 15, 2012 (“Currently Exercisable Options”), are deemed outstanding for computing the percentage beneficially owned by the person holding such options, but are not deemed outstanding for computing the percentage beneficially owned by any other person.
(2)	Disclosure is made in reliance upon a statement on Schedule 13G/A, dated as of February 9, 2012, filed with the Securities and Exchange Commission. PRIMECAP Management Company has sole voting power over 1,982,980 shares and sole dispositive power over 11,800,178 shares. PRIMECAP Management Company, filing as an investment adviser, reported that no one client accounts for more than five percent of the total outstanding Common Stock.

(3)	Disclosure is made in reliance upon a statement on Schedule 13G, dated as of February 14, 2012, filed with the Securities and Exchange Commission. Janus Capital Management LLC has sole voting power over 9,530,965 shares, shared voting power over 1,267,738 shares, and sole dispositive voting power over 9,530,965 shares. Janus Capital Management LLC, filing as an investment adviser as well as a parent holding company, reported that no one client accounts for more than five percent of the total outstanding Common Stock.
(4)	Disclosure is made in reliance upon a statement on Schedule 13G/A, dated as of January 20, 2012, filed with the Securities and Exchange Commission. BlackRock Inc., filing as a parent holding company, has sole voting power over 9,781,438 shares and sole dispositive power over 9,781,438 shares. BlackRock Inc. reported that various persons have the right to receive or the power to direct to receive or the proceeds from the sale of the Common Stock, but that no one person’s interests in the Common Stock is more than five percent of the total outstanding Common Stock.
(5)	Disclosure is made in reliance upon a statement on Schedule 13G/A, dated as of February 13, 2012, filed with the Securities and Exchange Commission. FMR LLC, filing as a parent holding company, has sole voting power over 151,339 shares and sole dispositive power over 8,691,922 shares. FMR LLC reported that its wholly owned subsidiary Fidelity Management & Research Company serves as an investment advisor and that no one client accounts for more than five percent of the total outstanding Common Stock.
(6)	Includes 58,108 shares owned by Mr. Wiehoff’s spouse and children, and includes 42,355 shares underlying options exercisable within 60 days. Also includes 765,586 restricted shares.
(7)	Includes 21,000 shares owned by Mr. Butts’ children. Also includes 135,960 restricted shares.
(8)	Includes 9,330 shares issuable upon exercise of outstanding options and 1,000 shares owned by Mr. Walker’s children. Also includes 136,484 restricted shares.
(9)	Includes 30,000 shares underlying options exercisable within 60 days. Also includes 131,984 restricted shares.
(10)	Includes 12,664 shares owned by Mr. Lindbloom’s spouse and includes 14,195 shares underlying options exercisable within 60 days. Also includes 149,268 restricted shares.
(11)	Includes 152,288 restricted shares.
(12)	Includes 10,000 shares underlying options exercisable within 60 days.
(13)	Includes 10,000 shares underlying options exercisable within 60 days.
(14)	Includes 10,000 shares underlying options exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company’s executive officers and directors and persons who beneficially own more than ten percent of the company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the Commission. Such executive officers, directors, and greater than ten percent beneficial owners are required by the regulations of the Commission to furnish the company with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such reports furnished to the company and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors and greater than ten percent beneficial owners were complied with in 2011.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the charter can be found on the Investor Relations page of the C.H. Robinson website at www.chrobinson.com. The Audit Committee of the company’s Board of Directors is comprised of the following independent directors: Robert Ezrilov, ReBecca Koenig Roloff, Brian P. Short, and James B. Stake. The Board of Directors has reviewed the status of each of the members of its Audit Committee and has confirmed that each meets the independence requirements of the current NASDAQ listing standards that apply to Audit Committee members, and that Mr. Ezrilov, Mr. Short, and Mr. Stake each qualifies as an “Audit Committee Financial Expert,” as defined by the Securities and Exchange Commission.

Management is responsible for the company’s internal controls and the financial reporting process. C.H. Robinson’s independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to hire, monitor, and oversee the independent auditors.

In this context, the Audit Committee has met and held discussions with management and Deloitte & Touche LLP, the company’s independent accountants for the fiscal year ending December 31, 2011. Management represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

Our independent accountants also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding our independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent accountants the independent accountant’s independence. The Audit Committee also considered whether the provision of any non-audit services was compatible with maintaining the independence of Deloitte & Touche LLP as the company’s independent auditors.

Based upon the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

Robert Ezrilov

ReBecca Koenig Roloff

Brian P. Short

James B. Stake

The Members of the Audit Committee

of the Board of Directors

PROPOSAL TWO: ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)

C.H. Robinson is providing its shareholders the opportunity to cast a non-binding advisory vote on the compensation of its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement. This advisory vote is provided as required by section 14A of the Securities Exchange Act (15 U.S.C. 78n-1). C.H. Robinson, with guidance and oversight from our Compensation Committee, has adopted an executive compensation philosophy that is intended to be consistent with our overall compensation approach and to achieve the following goals:

1)	Provide a level of total compensation necessary to attract, retain, and motivate high quality executives;

2)	Provide incentive compensation aligned with company earnings at various levels;

3)	Emphasize team and company performance;

4)	Balance incentive compensation to achieve both short-term and long-term profitability and growth; and

5)	Encourage executives to make long-term career commitments to C.H. Robinson and our shareholders.

We believe our executive compensation program is aligned with the long-term interest of our shareholders. In considering this proposal we encourage you to review the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 14. It provides detailed information on our executive compensation, including our compensation philosophy and objectives and the 2011 compensation of our named executive officers.

C.H. Robinson annually requests shareholder approval of the compensation of our named executive officers. Our compensation disclosures, including our Compensation Discussion and Analysis, compensation tables and discussion in this Proxy Statement, are done in accordance with the Securities and Exchange Commission’s compensation disclosure rules.

As an advisory vote, this Proposal is non-binding. However, the Board of Directors and the Compensation Committee value the opinions of our shareholders and will consider the results of the vote when making future compensation decisions for our named executive officers.

BOARD VOTING RECOMMENDATION:

The Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers.

PROPOSAL THREE: VOTE TO AMEND AND RESTATE THE COMPANY’S CERTIFICATE OF INCORPORATION TO ELIMINATE THE CLASSIFICATION OF THE BOARD OF DIRECTORS

On February 9, 2012, the Board of Directors unanimously approved, upon the recommendation of the Governance Committee, an amended and restated version of our Certificate of Incorporation, reflecting amendments that would declassify our Board of Directors and provide for the annual election of all of our directors. This change is subject to obtaining approval of the amendments from our shareholders at our 2012 Annual Meeting.

Our Certificate of Incorporation currently divides our directors into three classes, with each class serving a three-year term. Under the proposed amendments to our Certificate of Incorporation, the classified board structure would be eliminated in a manner that does not affect the unexpired terms of the previously elected directors. Commencing with the elections at our 2013 Annual Meeting, our directors would be elected for one-year terms rather than three-year terms as follows:

(i)	the directors elected at our 2010 Annual Meeting will serve out their current three-year term and will next stand for election at our 2013 Annual Meeting, for a one-year term;

(ii)	the directors elected at our 2011 Annual Meeting will serve out their current three-year term and will next stand for election at our 2014 Annual Meeting, for a one-year term; and

(iii)	the directors elected at the 2012 Annual Meeting will serve for a three-year term and will next stand for election at our 2015 Annual Meeting, for a one-year term.

The Governance Committee and our Board of Directors regularly evaluate all of our corporate governance practices to ensure that such practices, including the mechanism for the election of directors, remain in the best interests of C.H. Robinson and our shareholders. The classification of directors historically has been widely viewed as benefiting shareholders by, among other things, promoting continuity and stability in the management of the business and affairs of a company and encouraging persons considering unsolicited tender offers, or other unilateral takeover actions, to negotiate with the target company’s board of directors rather than pursue non-negotiated takeover attempts. While our Board of Directors believes these are important benefits, the Board also recognizes the benefit of providing shareholders an annual opportunity to express in a meaningful way their views on the performance of our directors. The Board also has considered the level of support shown for the shareholder proposal included in our 2011 proxy statement requesting declassification of the Board. Accordingly the Board has determined, upon the recommendation of the Governance Committee, to propose that our certificate of incorporation be changed so that in the future all of our directors be elected to one-year terms on the schedule described in the preceding paragraph.

In connection with this proposal, our Board of Directors also approved certain other conforming amendments to our Certificate of Incorporation, subject to shareholder approval. These conforming amendments include an amendment to permit the removal of directors, with or without cause, by a majority vote of the holders of shares then entitled to vote at an election of directors. This provision is required under the Delaware General Corporation Law for corporations that do not have classified boards or cumulative voting for directors. In light of these conforming amendments, we are proposing to amend and restate the Certificate of Incorporation in its entirety, to include previously approved and adopted amendments thereto and the amendments being proposed at this meeting. All of the proposed amendments are reflected in the proposed form of Restated Certificate of Incorporation attached to this proxy statement as Appendix A. For your convenience, the attached form of Restated Certificate of Incorporation is marked to indicate the proposed amendments.

If the amendment and restatement of our Certificate of Incorporation is not approved, the Board of Directors will remain classified.

At least 66.66% of our outstanding shares of Common Stock must vote “yes” to approve this proposal to amend and restate our Certificate of Incorporation to declassify the Board and provide for the annual election of all directors.

BOARD VOTING RECOMMENDATION:

The Board of Directors recommends a vote FOR the approval to amend and restate the company’s certificate of incorporation to eliminate the classification of the Board of Directors.

PROPOSAL FOUR: SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Deloitte & Touche LLP as independent public accountants for C.H. Robinson for the fiscal year ending December 31, 2012. Representatives of Deloitte & Touche LLP will be present at our Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer shareholder questions. If the appointment of Deloitte & Touche LLP is not ratified by the shareholders, the Audit Committee is not obligated to appoint other accountants, but the Audit Committee will give consideration to such unfavorable vote.

Independent Auditors’ Fees

The following table summarizes the total fees for audit services provided by the independent auditor for the audit of our annual consolidated financial statements for the year ended December 31, 2011, and December 31, 2010. The table also includes fees billed for other services provided by the independent auditor during the same periods.

Fees	2011	2010
Audit Fees (a)	$1,194,005	$1,082,112
Audit-Related Fees (b)	50,452	34,050
Tax Fees (c)	150,477	362,566

Total	$1,394,934	$1,478,728

(a)	Fees for audit services billed or expected to be billed relating to 2011 and 2010 consisted of:

•	Audit of the company’s annual financial statements

•	Reviews of the company’s quarterly financial statements

•	Statutory and regulatory audits, consents, and other services related to Securities and Exchange Commission matters

(b)	Fees for audit-related services billed or expected to be billed consisted of:

•	Employee benefit plan audit in 2011 and 2010

(c)	Fees for tax services billed for tax compliance and tax planning and advice:

•

Fees for tax compliance services totaled $136,411 and $324,945 in 2011 and 2010, respectively. Tax compliance services are services provided based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings.

•

Fees for tax planning and advice services totaled $14,066 and $37,621 in 2011 and 2010, respectively. Tax planning and advice are services provided for proposed transactions or that alter a transaction to obtain a particular tax result.

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants. All services provided by the independent auditor during 2011 and 2010 were pre-approved following the policies and procedures of the Audit Committee.

Pre-Approval Policy

This company policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform. The policy requires that before work begins, a description of the services (the “Service List”) expected to be performed by the independent auditor, in each of the Disclosure Categories, be presented to the Audit Committee for approval.

Any requests for audit, audit-related, tax, and other services not included on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot begin until approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the chairman of the Audit Committee. The chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the Securities and Exchange Commission, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the company to receive immediate assistance from the independent auditor when time is of the essence.

The Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees.

The policy contains a de minimis provision that enables retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

1.	The service is not an audit, review, or other attest service;

2.	The total amount of all such services provided under this provision does not exceed the lesser of $20,000 or five percent of total fees paid to the independent auditor in a given fiscal year;

3.	The services were not recognized at the time of the engagement to be non-audit services;

4.	The services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and

5.	The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements of Regulation S-X of the Securities Exchange Act of 1934, as amended.

BOARD VOTING RECOMMENDATION

The Board of Directors recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as the company’s independent auditors.

SOLICITATION OF PROXIES

C.H. Robinson is paying the costs of solicitation, including the cost of preparing and mailing the Notice of Internet Availability of Proxy Materials and this Proxy Statement. Proxies are being solicited primarily over the internet, but the solicitation may be followed by solicitation in person, by mail, by telephone, by facsimile, or by regular employees of C.H. Robinson without additional compensation. C.H. Robinson will reimburse brokers, banks and other custodians, and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to the company’s shareholders. Furthermore, with respect to any proposal that a shareholder desires to be included in the company’s 2012 proxy materials, such notice must be received at the above address no later than December 2, 2011.

PROPOSALS FOR THE 2013 ANNUAL MEETING

Consistent with our Bylaws and federal securities laws, any shareholder proposal to be presented at the 2013 Annual Meeting of Shareholders must be received at C.H. Robinson’s executive offices, 14701 Charlson Road, Eden Prairie, Minnesota 55347, not less than 90 days before the first anniversary of the prior year’s meeting. Assuming that our 2012 Annual Meeting is held on schedule, we must receive notice pertaining to the 2012 Annual Meeting no later than February 12, 2013. Proposals should be sent to the attention of the Secretary, and must include certain information about the shareholder, and the business they want to be conducted. These requirements are provided in greater detail in our company Bylaws. C.H. Robinson will exercise its discretionary authority with respect to any matter not properly presented by February 12, 2013.

GENERAL

Our Annual Report and Form 10K for the fiscal year ended December 31, 2011, in connection with this Proxy Statement, are available on the internet at www.proxyvote.com. The Annual Report is not part of the soliciting materials.

Please vote using the internet or by telephone or, if you elect to receive paper copies of the proxy materials by mail. Please sign, date, and return your proxy or voting instruction form in the prepaid envelope you received. We encourage you to attend the May 10, 2012, Annual Meeting. We will not require tickets for admission to the meeting. However, to assure that attendance is limited to shareholders, if you are not a registered shareholder please bring with you some proof of C.H. Robinson Worldwide, Inc. common stock ownership, such as a current brokerage statement, and a form of identification bearing a photograph. No cameras, mobile telephones, or pagers will be allowed to be used in the meeting room.

The information in this Proxy Statement under the captions “Compensation Discussion and Analysis,” the “Compensation Committee Report,” and “Audit Committee Report” is not incorporated by reference into any filing by the company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that in any such filing the company expressly so incorporates such information by reference. Additionally, the “Compensation Committee Report,” and “Audit Committee Report” are not “soliciting material” or to be “filed’ with the Securities and Exchange Commission.

By Order of the Board of Directors

Ben G. Campbell Vice President, General Counsel, and Secretary

March 30 , 2012

Exhibit A

RESTATED CERTIFICATE OF INCORPORATION

OF

C.H. ROBINSON WORLDWIDE, INC.

C.H. Robinson Worldwide, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is C.H. Robinson Worldwide, Inc. (the “corporation”). The original Certificate of Incorporation was filed on August 11, 1997, with the Delaware Secretary of State.

2. This Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the corporation by (i) deleting in its entirety paragraph (c) of Article IV and renumbering paragraph (d) of Article IV as paragraph (c), and (ii) amending and restating in its entirety Article V.

3. This Restated Certificate of Incorporation was duly proposed by the directors and adopted by the stockholders in the manner and by the vote prescribed by the Certificate of Incorporation and by Section 242 of the General Corporation Law of the State of Delaware and duly adopted pursuant to Section 245 of the General Corporation Law of the State of Delaware.

4. The text of the Certificate of Incorporation of the corporation, as amended, is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is C.H. Robinson Worldwide, Inc.

ARTICLE II

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Delaware General Corporation Law, as amended from time to time (“Delaware Law”).

ARTICLE IV

The total number of shares which the corporation is authorized to issue is 500,000,000 shares as follows: 480,000,000 shares of common stock, par value $.10 per share (the “Common Stock”), and 20,000,000 shares of preferred stock, par value $.10 per share (the “Preferred Stock”).

The Preferred Stock may be issued from time to time by the board of directors as shares of one or more series. Subject to the provisions hereof and the limitations prescribed by law, the board of directors is expressly authorized, by adopting resolutions providing for the issuance of shares of any particular series and, if and to the extent from time to time required by law, by filing with the Delaware Secretary of State a certificate setting forth the resolutions so adopted pursuant to the Delaware Law, to establish the number of shares to be included in each

1

Exhibit A

such series and to fix the designation and relative powers, including voting powers, preferences, rights, qualifications, limitations and restrictions thereof relating to the shares of each such series. The authority of the board of directors with respect to each series shall include, but not be limited to, determination of the following:

(i) the distinctive serial designation of such series and the number of shares constituting such series;

(ii) the annual dividend rate on shares of such series, if any, whether dividends shall be cumulative and, if so, from which date or dates;

(iii) whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(iv) the obligation, if any, of the corporation to retire shares of such series pursuant to a sinking fund;

(v) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(vi) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

(vii) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the corporation; and

(viii) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

All shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges. When and as dividends are declared on the Common Stock, whether payable in cash, in property or in securities of the corporation, the holders of the Common Stock shall be entitled to share equally, share for share, in such dividends. Upon any liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary, after the payment in full of all amounts to which the holders of the Preferred Stock shall be entitled, the remaining assets of the corporation to be distributed to the holders of the stock of the corporation shall be distributed ratably among the holders of the shares of Common Stock. The holders of shares of the Common Stock shall be entitled to vote on all matters to be voted on by the stockholders of the corporation. On all matters to be voted on by the holders of Common Stock, the holders shall be entitled to one vote for each share thereof held of record. Without the affirmative vote of the holders of record of 66-2/3% of all of the shares of the Common Stock outstanding and the approval of 66-2/3% of all of the directors of the corporation (with any fractional number of directors resulting from application of such percentage rounded up to the nearest whole number):

(a) The corporation shall not, directly or indirectly, consolidate with or merge into or with any other person or entity except that any subsidiary may consolidate with or merge into or with the corporation under the provisions of Section 253 of Delaware Law or into or with any wholly owned subsidiary of the corporation.

(b) The corporation shall not, directly or indirectly, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any person or entity, whether in a single transaction or a series or related transactions, except that any subsidiary of the corporation may at any time or from time to

2

Exhibit A

time convey, transfer, lease or otherwise dispose of all or any of its properties and assets to the corporation or any wholly owned subsidiary of the corporation.

(c) The corporation shall not amend or otherwise modify or repeal any of the provisions of this Certificate of Incorporation.

The holders of Common Stock shall have no preemptive rights to subscribe to any or all additional issues of Common Stock or any securities of the corporation convertible into Common Stock.

ARTICLE V

The number of directors to constitute the whole board of directors shall be such number (not less than six nor more than twelve) as shall be fixed from time to time by resolution of the board of directors adopted by such vote as may be required in the by-laws. Commencing with the 2013 annual meeting of stockholders of the corporation, the directors whose terms expire at that meeting and at all subsequent annual meetings of the corporation’s stockholders shall be elected annually for terms expiring at the next succeeding annual meeting of stockholders. Notwithstanding the foregoing, the directors elected at the 2011 annual meeting of the stockholders (and their successors) and the directors elected at the 2012 annual meeting (and their successors) shall continue to serve until their terms would otherwise expire. In case of any vacancies, by reason of an increase in the number of directors or otherwise, each additional director may be elected by a majority of the directors then in office, even though less than a quorum of the board of directors, to serve until his successor shall have been elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

ARTICLE VI

All actions required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing of such stockholders.

ARTICLE VII

In furtherance and not in limitation of the power conferred upon the board of directors by law, the board of directors shall have power to adopt, amend, alter and repeal from time to time the by-laws of the corporation by majority vote of all directors except that any provision of the by-laws requiring, for board action, a vote of greater than a majority of the board shall not be amended, altered or repealed except by such super-majority vote.

ARTICLE VIII

The corporation reserves the right to amend this Certificate of Incorporation in any manner provided herein or permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

ARTICLE IX

A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit.

3

Exhibit A

If the Delaware Law is hereafter amended to further eliminate or limit the liability of a director of a corporation, then a director of the corporation, in addition to the circumstances set forth herein, shall have no liability as a director (or such liability shall be limited) to the fullest extent permitted by the Delaware Law as so amended. No repeal or modification of the foregoing provisions of this Article IX nor, to the fullest extent permitted by law, any modification of law, shall adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE X

The corporation shall, to the full extent permitted by Delaware Law, indemnify each officer and director of the corporation and may, but shall not be obligated to, indemnify any employee or agent of the corporation who is not an officer or director of the corporation as follows:

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall or may, as applicable, be indemnified and held harmless by the corporation to the fullest extent authorized by Delaware Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Paragraph (c) hereof with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation.

(b) Right to Advancement of Expenses. The right to indemnification conferred in Paragraph (a) of this Article X shall include the right to be paid by the corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, if Delaware Law so requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article X or otherwise.

(c) Right of Indemnitee to Bring Suit. The rights to indemnification and to the advancement of expenses conferred in Paragraphs (a) and (b) of this Article X shall be contract rights. If a claim under Paragraph (a) or (b) of this Article X is not paid in full by the corporation within sixty days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part in any

4

Exhibit A

such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense for the corporation that, and (ii) in any suit by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking the corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in Delaware Law. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that the indemnitee has met the applicable standard of conduct set forth in Delaware Law and that indemnification of the indemnitee is therefore proper in the circumstances, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense of the corporation to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article X or otherwise shall be on the corporation.

(d) Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, by-law, agreement, vote of stockholders or of disinterested directors or otherwise.

(e) Insurance. The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Delaware Law.

In witness whereof, C.H. Robinson Worldwide, Inc. has caused this Restated Certificate of Incorporation to be signed by                                         , its                                         , this          day of                     , 2012.

C.H. ROBINSON WORLDWIDE, INC.

By:
Its:

5

C.H. ROBINSON WORLDWIDE, INC. ATTN: BEN G. CAMPBELL 14701 CHARLSON RD. EDEN PRAIRIE, MN 55347 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K CONTROL # 000000000000 SHARES 123,456,789,012.12345 123,456,789,012.12345123,456,789,012.12345123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 PAGE 1 OF 2TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors For Against Abstain 1a. David W. MacLennan 1b. James B. Stake 1c. John P. Wichoff The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2 To approve, by non-binding vote, named executive officer compensation. 3 To amend and restate the Company’s Certificate of Incorporation to eliminate teh classification of the Board of Directors. 4 Ratification of the selection of Deloitte & Touche LLP as the company’s independentregistered public accounting firm for the fiscal year ending December 31, 2012. For address change/comments, mark here. (see reverse for instructions) NOTE: The Board of Directors shall consider such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHINBOX] Date JOB # Signature (Joint Owners) Date SHARES CUSIP # SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com .

C.H. ROBINSON WORLDWIDE, INC. Annual Meeting of Shareholders Thursday, May 10, 2012 1:00 p.m., Central Daylight Saving Time

This Proxy is solicited by the C.H. Robinson Board of Directors. Please vote your Proxy as soon as possible.

By signing this document, I appoint John P. Wiehoff and Ben G. Campbell, or either of them, with full power of substitution to each, as proxy to represent me at the C.H. Robinson Annual Meeting of Shareholders, and at any associated adjournment(s). I also appoint each of them to vote all shares of Common Stock I am entitled to vote at the meeting as I have directed on the reverse side for each of the proposals in the Proxy Statement, and in their discretion on any other matters that may properly come before the meeting. C.H. Robinson’s Annual Meeting of Shareholders will be held at their office located at 14800 Charlson Road, Eden Prairie, Minnesota, on May 10, 2012 at 1:00 PM local time.

This Proxy, when properly executed, will be voted as you directed. If you do not give any direction, this Proxy will be voted FOR the election of each of the director nominees listed under Proposal 1, FOR the item in Proposal 2, FOR the item in Proposal 3, and FOR the item in Proposal 4. The tabulator cannot vote the shares unless you vote by telephone, Internet, or by mail. If you choose to mail your Proxy, you must sign and return this proxy.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 10, 2012

C.H. ROBINSON WORLDWIDE, INC. C.H. ROBINSON WORLDWIDE, INC. ATTN: BEN G. CAMPBELL

14701 CHARLSON RD. EDEN PRAIRIE, MN 55347

Investor Address Line 1 1

Investor Address Line 2 15 12 Investor Address Line 3 OF 1699 Investor Address Line 4

0 . 0 .

Investor Address Line 5 2

R1 . John Sample 1234 ANYWHERE STREET

1 ANY CITY, ON A1A 1A1 0000132844 _

Meeting Information

Meeting Type: Annual Meeting

For holders as of: March 13, 2012

Date: May 10, 2012

Time: 1:00 M CDT

Location: C.H. Robinson Worldwide, Inc.

14800 Charlson Rd.

Eden Prairie, MN 55347

You are receiving this communication because you hold

shares in the above named company.

This is not a ballot. You cannot use this notice to vote

these shares. This communication presents only an

overview of the more complete proxy materials that are

available to you on the Internet. You may view the proxy

materials online at www.proxyvote.com or easily request a

paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain

proxy materials and voting instructions.

Broadridge Internal Use Only Job # Envelope # Sequence # # of # Sequence # BAR C O D E

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice & Proxy Statement 2. Annual Report

How to View Online:

Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET: www.proxyvote.com

2) BY TELEPHONE: 1-800-579-1639

3) BY E-MAIL*: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow XXXX XXXX XXXX (located on the following page) in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 26, 2012 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

0000132844_2 R1.0.0.11699

Voting items

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

1a. David W. MacLennan 1b. James B. Stake 1c. John P. Wichoff

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

2 To approve, by non-binding vote, named executive officer compensation.

3 To amend and restate the Company’s Certificate of Incorporation to eliminate teh classification of the Board of Directors.

4 Ratification of the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

NOTE: The Board of Directors shall consider such other business as may properly come before the meeting or anyadjournment thereof. B A R C O D E® 0000 0000 0000

Broadridge Internal Use Only

xxxxxxxxxx xxxxxxxxxx

Cusip Job #

Envelope #

Sequence # # of # Sequence #

Reserved for Broadridge Internal Control Information

NAME

THE COMPANY NAME INC. - COMMON 123,456,789,012.12345

THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345

THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345

THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345

THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345

THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345

THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345

THE COMPANY NAME INC. - 401 K 123,456,789,012.12345

THIS SPACE RESERVED FOR SIGNATURES IF APPLICABLE

Broadridge Internal Use Only

Job #

Envelope #

Sequence #

# of # Sequence #

0000132844_4 R1.0.0.11699